UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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Boston Private Financial Holdings, Inc.
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BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
Ten Post Office Square
Boston, Massachusetts 02109

Dear Fellow Shareholders:
On behalf of the Board of Directors and the management of Boston Private Financial Holdings, Inc. (the “Company”), you are invited to attend the Company’s 2018 Annual Meeting of Shareholders (the “Meeting”). The Meeting will be held on Thursday, April 19, 2018 at 10:00 a.m., Eastern time, at Ten Post Office Square, 2nd Floor, Boston, Massachusetts 02109.
The attached Notice of the 2018 Annual Meeting of Shareholders and Proxy Statement describe the formal business to be conducted at the Meeting. Please refer to the Proxy Statement for detailed information on each of the proposals. Only shareholders of record at the close of business on March 2, 2018 may vote at the Meeting or any postponements or adjournments of the Meeting.
On behalf of the Board of Directors and all employees of Boston Private Financial Holdings, Inc., I thank you for your continued support of our Company.
YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the 2018 Annual Meeting of Shareholders, please vote in order to ensure the presence of a quorum.

Sincerely,

/s/ CLAYTON G. DEUTSCH
Clayton G. Deutsch
Chief Executive Officer and President

Boston, Massachusetts
Dated: March 14, 2018

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
Ten Post Office Square
Boston, Massachusetts 02109
____________________________________

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS
___________________________________________

TIME AND DATE		10:00 a.m., Eastern time, Thursday, April 19, 2018
PLACE		Ten Post Office Square, 2nd Floor Boston, Massachusetts 02109
ITEMS OF BUSINESS	(1)	To elect the ten director nominees named in the Proxy Statement to serve until the 2019 annual meeting and until their successors are duly elected and qualified.
	(2)	To approve an advisory, non-binding resolution on the compensation of the named executive officers as disclosed in the Proxy Statement.
	(3)	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2018.
	(4)	To transact any other business that may properly come before the Meeting.
RECORD DATE		Only shareholders of record at the close of business on March 2, 2018 may vote at the meeting or any postponements or adjournments of the Meeting.
PROXY VOTING
Your vote is very important. Please complete, date, sign and return the accompanying proxy card or vote electronically via the Internet or by telephone. The enclosed return envelope requires no additional postage if mailed in the United States. For specific instructions on how to vote your shares, please refer to the section in the Proxy Statement entitled “Voting Options.”

We look forward to your attendance in person or by proxy.
By Order of the Board of Directors,

MARGARET W. CHAMBERS

Corporate Secretary
Boston, Massachusetts
Dated: March 14, 2018

PROXY STATEMENT
for the
2018 ANNUAL MEETING OF SHAREHOLDERS

The Company’s Board of Directors (the “Board”) is making this Proxy Statement available to you in connection with the solicitation of proxies by our Board for the 2018 Annual Meeting of Shareholders (the “Meeting”). The Meeting will be held on Thursday, April 19, 2018 at 10:00 a.m., Eastern time, at Ten Post Office Square, 2nd Floor, Boston, Massachusetts 02109.
_______________________________________

VOTING INFORMATION
_______________________________________

Record Date. The record date for the Meeting is March 2, 2018 (the “Record Date”). At the close of business on the Record Date, there were 84,254,142 shares of the Company’s common stock entitled to be voted at the Meeting, and there were 933 shareholders of record. There are no other outstanding shares that are eligible to vote.

Voting Your Proxy. Only shareholders of record at the close of business on the Record Date are entitled to vote at the Meeting. Each outstanding share of common stock is entitled to one vote on each matter before the Meeting.

Vote Required. A quorum of the common stock must be present at the Meeting for any business to be conducted. The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast on a matter for each voting group constitutes a quorum. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present. If a quorum is not present, the Meeting will be adjourned until a quorum is obtained.

Because the number of director nominees is not greater than the number of directors that shareholders will be asked to elect, each director nominee must receive the affirmative vote of a majority of the votes cast as to such nominee by shareholders in order to be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of the nominees.

The approval of the advisory, non-binding resolution on executive compensation requires the affirmative vote of a majority of the votes cast at the Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote for this proposal.

The ratification of the selection of the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote for this proposal.

We are first sending this Proxy Statement and the accompanying materials to shareholders on or about March 14, 2018.
VOTING OPTIONS
Your vote is very important. Even if you plan to attend the Meeting in person, please cast your vote as soon as possible by:

•
Mail. The accompanying proxy card, if properly completed, signed, dated and returned in the enclosed envelope, will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States.

•
Telephone or Internet. If you hold your shares of common stock directly and not in street name, you may vote by telephone or Internet by following the instructions included on your proxy card. If you vote by telephone or Internet, you do not have to mail in your proxy card. Telephone and Internet voting are available 24 hours a day. For participants in the Company’s 401K and ESPP Plans, Internet and telephone voting are available through April 16, 2018 at 11:59 p.m., Eastern time. For all other holders, Internet and telephone voting are available through April 18, 2018 at 11:59 p.m., Eastern time.

•
Voting in Person at the Meeting. If you are a registered shareholder as of the Record Date and attend the Meeting, you may deliver your completed proxy card in person. Additionally, we will have ballots available for those registered shareholders as of the Record Date who wish to vote in person at the Meeting.

A shareholder of record may revoke a proxy any time before the polls close by submitting a later dated vote by telephone, Internet, or mail, by delivering instruments to the Corporate Secretary before the Meeting or by appearing in person at the Meeting and specifically withdrawing any previously voted proxy.
VOTING MATTERS AND VOTING RECOMMENDATIONS
By submitting your proxy by one of the methods listed above, you authorize Margaret W. Chambers, Executive Vice President, General Counsel and Corporate Secretary, and Steven M. Gaven, Executive Vice President and Chief Financial Officer (collectively, the “Proxy Holders”), to represent you and vote your shares at the Meeting in accordance with your instructions. If a properly executed proxy is submitted and no instructions are given, the proxy will be voted in accordance with the Board’s recommendations as follows:

Proposal		Board Recommendation	Page Reference (for more detail)
Item 1	Elect the ten director nominees named in this Proxy Statement to serve until the 2019 annual meeting of shareholders and until their successors are duly elected and qualified.	FOR each Director Nominee	3
Item 2	Approve an advisory, non-binding resolution on the compensation of the Company’s named executive officers.	FOR	44
Item 3	Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2018.	FOR	45

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors is not aware of any other matters to be considered at the Meeting. If any other matters properly come before the Meeting, the proxies will be voted at the discretion of the Proxy Holders.

ANNUAL REPORT

All shareholders of record are being sent a copy of the Company’s 2017 Annual Report to Shareholders and the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (which contains audited financial statements of the Company for the fiscal years ended December 31, 2017, 2016 and 2015), as filed with the Securities and Exchange Commission (“SEC”) on February 28, 2018. These reports, however, are not part of the proxy soliciting material.

A copy of the Company’s Annual Report on Form 10-K filed with the SEC (our “Annual Report”), including all exhibits, may be obtained free of charge by writing to Boston Private Financial Holdings, Inc., Ten Post Office Square, Boston, Massachusetts 02109, Attention: Corporate Secretary, or by accessing the Company’s website at www.bostonprivate.com, selecting the “Investor Relations” link at the bottom of the page, and then selecting “Annual Reports” under “Financial Information.”

PROPOSAL 1

ELECTION OF DIRECTORS
The Board of Directors of the Company currently consists of eleven members. On September 11, 2017, the Board of Directors elected Luis Antonio Ubiñas to the Board of Directors. On January 16, 2018, John Morton III informed the Board of Directors of the Company that he had decided not to stand for re-election as a director at the Meeting. His decision was based upon the Company’s Corporate Governance Guidelines which provide that a director who reaches the age of 74 while serving as director is required to resign from the Board of Directors as of the next annual meeting of shareholders of the Company. On February 16, 2018, Donna C. Wells resigned from the Board of Directors of the Company. Her decision to resign was not the result of any disagreement with management or the Board of Directors.
At the Meeting, shareholders will be asked to elect ten directors, each of whom is currently serving as a director of the Company. Each of the ten director nominees has consented to serve as a director if elected at the Meeting. Each nominee elected as a director will serve until the next annual meeting and until his or her successor has been duly elected and qualified. If any nominee is unable to serve as a director at the Meeting, the Board may reduce the number of directors to be elected at the Meeting.
At the Meeting, because the number of director nominees is not greater than the number of directors that shareholders will be asked to elect, director nominees must receive a majority of the votes cast as to such nominee by shareholders in order to be elected.
The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board of Directors that such person would be a good candidate to serve as a director of the Company. In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills, the Board also believes that all of the directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to service to the Company.
The Board has determined that each nominee, except Mr. Deutsch, qualifies as an independent director under the NASDAQ listing standards.
If any of the nominees shall become unavailable for any reason, all proxies will be voted FOR the election of such other person as the Board of Directors may nominate and recommend.
The Board of Directors unanimously recommends a vote FOR each of its ten director nominees.

Information Regarding Director Nominees
The following table sets forth certain information regarding the nominees for election at the Meeting, based on information furnished by them to the Company:

	Age	Director Since	Independent
Board Nominees
Clayton G. Deutsch	62	2010	NO
Mark F. Furlong	60	2016	YES
Joseph C. Guyaux	67	2016	YES
Deborah F. Kuenstner	59	2007	YES
Gloria C. Larson	67	2015	YES
Daniel P. Nolan	65	2014	YES
Kimberly S. Stevenson	55	2015	YES
Luis Antonio Ubiñas	55	2017	YES
Stephen M. Waters, Chairman of the Board	71	2004	YES
Lizabeth H. Zlatkus	59	2015	YES

Director Nominee Qualifications
This section provides information as of the date of this Proxy Statement about each nominee for re-election at the Meeting. It is expected that each nominee, if elected, will also be appointed to the board of directors of Boston Private Bank & Trust Company (the “Bank”), a wholly-owned subsidiary of the Company. Each nominee is currently a member of the board of directors of the Bank. For more information see “Corporate Governance.”

Clayton G. Deutsch
Mr. Deutsch is Chief Executive Officer and President of the Company, which he joined in August 2010, and is also the Chief Executive Officer of the Bank. Mr. Deutsch is a member of the Company’s Leadership Team and has over 40 years of experience in the financial services industry. He began his career in banking in the 1970s at Society Corporation, the predecessor to KeyCorp. Prior to joining the Company, he was a director at McKinsey & Company, which he joined in 1980, and served as Global Leader of that firm’s Merger Management Practice. During his time at McKinsey, he developed deep experience working with many leading financial institutions, with a particular focus in the private banking, wealth advisory, and wealth management sectors, as he helped establish and build McKinsey’s Financial Services practice globally. As a senior leader at McKinsey, Mr. Deutsch managed the Midwest complex of McKinsey offices including Chicago, Pittsburgh, Minneapolis, Cleveland and Detroit, and founded and led the Great Lakes Financial Services practice. Throughout his career with McKinsey, he consulted with financial services providers and other businesses on global strategy development, performance improvement, mergers and acquisitions strategy and corporate governance, among other areas. Mr. Deutsch also served as Chairman of McKinsey’s Principal Review Committee, a member of the Director Review Committee, a long-time member of the Shareholders Council (McKinsey’s board of directors) and Chair of the Professional Standards Committee. Mr. Deutsch serves as a member of the board of directors of each of the Company’s operating subsidiaries. In addition to Mr. Deutsch’s management expertise, he brings to our Board extensive knowledge of financial services strategies. His skills at directing corporate strategy provide our Board with a valuable resource as the Company expands its strategic direction. Mr. Deutsch’s extensive experience in the financial services industry and deep strategic expertise make him an excellent nominee for the Board.

Mark F. Furlong
Mr. Furlong retired as President and Chief Executive Officer of BMO Harris Bank, N.A. in 2015, a role he assumed upon the close of the acquisition of Marshall & Ilsley Corporation by BMO Financial Group in 2011. He joined Marshall & Ilsley in 2001 as Chief Financial Officer, was elected President in 2004, Chief Executive Officer in 2007, and Chairman in 2010. Prior to joining Marshall & Ilsley, he was Chief Financial Officer of Old Kent Financial Corp.; First Vice President, Corporate Development, for H. F. Ahmanson & Company; a partner for Deloitte; and a manager for KPMG LLP. Mr. Furlong also is a member of the boards of directors of Kforce Inc. and Antares Capital.  Mr. Furlong is the immediate past-Chair of Chicago United, the largest Chicago-based organization focused solely on businesses, addressing diversity in boards of directors, management, and supplier relationships. He is a board member of One Hope United, a social services organization focused on families; Common Ground Foundation, a group that works with high school students from under-served communities to become future leaders; Chicago Board of Education; Chicago Teachers’ Pension Fund; Northwestern Memorial Hospital Finance Committee; and the Northwestern Memorial Foundation.  He is the founding and immediate past-Chair of LEAP Innovations.  During his tenure in Milwaukee he was involved in numerous civic activities, including the roles of Chair of both Junior Achievement of Wisconsin and Schools That Can Milwaukee, and a member of the boards of directors of United Way of Greater Milwaukee, Wisconsin Manufacturers and Commerce, Froedtert Health, and the United Performing Arts Fund. Mr. Furlong brings unique insight to the Board concerning capital allocation strategies and banking issues, in addition to his overall management, auditing and financial expertise. With his significant experience in the banking industry, as well as his background as a Chief Executive Officer, the Company believes he is a highly qualified candidate for the Board of Directors.

Joseph C. Guyaux
Mr. Guyaux retired in 2016 from PNC Financial Services Group, Inc., where he worked for 44 years and served as President from 2002 to 2012. In this role, Mr. Guyaux was head of Retail Banking, responsible for leading all of PNC Bank’s (a subsidiary of PNC Financial Services Group) consumer businesses, including consumer and business banking, wealth management and brokerage. Mr. Guyaux held several other senior leadership positions at PNC Financial Services Group, including Chief Risk Officer from 2012 to 2015.  Most recently, Mr. Guyaux served as President and CEO of PNC Mortgage, a division of PNC Bank, from 2015 to 2016. Mr. Guyaux is chairman of the boards of DQE Holdings, LLC, Duquesne Light Company and Highmark Health, Inc.  He also is a lead director of Highmark Inc. and a member of the board of Visionworks of America Inc.  He serves as a Life Trustee for Carnegie Museums of Pittsburgh and as a director emeritus for the Civic Light Opera and Duquesne University. The Company believes that Mr. Guyaux’s extensive experience in the financial services industry and his risk management expertise make him an excellent nominee for the Board of Directors.

Deborah F. Kuenstner
Ms. Kuenstner is the Chief Investment Officer of Wellesley College. Before joining Wellesley College in February of 2009, Ms. Kuenstner was Chief Investment Officer and Vice President of Investment Management at Brandeis University from 2007 to January 2009. Prior to working at Brandeis, Ms. Kuenstner was Managing Director of Research for Fidelity Management & Research Company, the investment management organization of Fidelity Investments, from 2005 to 2006. Ms. Kuenstner was the Chief Investment Officer, Global Value, at Putnam Investments from 2000 to 2004. Her other roles at Putnam included Chief Investment Officer, International Value, and Senior Portfolio Manager, International Equities. Prior to that, she worked at DuPont Pension Fund Investment in Wilmington, Delaware as a Senior Portfolio Manager, International Equities. Ms. Kuenstner has also been a Vice President, International Investment Strategist, at Merrill Lynch, in addition to an Economist at the Federal Reserve Bank of New York. Ms. Kuenstner was actively involved in the Board of Pensions of the Presbyterian Church USA from 1996-2004 as Investment Committee Chair and a director, until becoming a co-opted director. Ms. Kuenstner brings to the Board valuable experience and knowledge about the financial services industry generally and, in particular, the investment management arena. Along with this experience, her economic and risk management expertise make her an excellent nominee for the Board.

Gloria C. Larson
Ms. Larson has served as the President of Bentley University since July 2007 and is the first woman to hold this position. Ms. Larson formerly served as the Co-Chair of the Government Strategies Group at the law firm of Foley Hoag LLP, and from 1996 until 2007 and managed a practice that covered a broad array of federal, state and local regulatory and business development issues. Widely influential in economic policy, Ms. Larson was Secretary of Economic Affairs for The Commonwealth of Massachusetts from 1993 to 1996 and was responsible for developing and promoting economic growth policies and fostering employment opportunities. She served as The Commonwealth of Massachusetts Secretary of Consumer Affairs and Business Regulation from 1991 to 1993, where she was responsible for regulatory oversight of banking, insurance and energy, as well as consumer protection. Prior to her state service, she oversaw business and regulatory issues at the federal level as a senior official with the Federal Trade Commission (FTC), where she served as Deputy Director of Consumer Protection from 1990 to 1991 and as Attorney Advisor to Commissioner Patricia P. Bailey from 1981 to 1988. Ms. Larson has been honored and recognized by many groups for her contributions to state economic development policy and her commitment to civic engagement. Ms. Larson previously served as a member of the Council of Economic Advisors, as well as the Massachusetts Clean Energy Center and the Commonwealth’s Successful Women, Successful Families Task Force. Ms. Larson has served as a member of the Liberal Education and America’s Promise (LEAP) Presidents’ Trust and is a former member of the Executive Committee of the American College and University Presidents Climate Commitment. She served for more than a decade as Chairman of the Massachusetts Convention Center Authority (MCCA), and was the first woman to serve as Chairman of the Greater Boston Chamber of Commerce, where she continues to serve on the Chamber’s Executive Committee. Ms. Larson presently holds the post of President of the Massachusetts Conference for Women. In addition, she is a board or advisory council member of several prominent professional, charitable and civic organizations. Ms. Larson currently serves as a director of Unum Group, chairing Unum’s Regulatory Compliance Committee. She previously served as a director on the boards of KeySpan Energy and RSA Security, as well as a member of the board of Blue Cross Blue Shield of Massachusetts. Ms.

Larson’s deep ties in the Massachusetts community, as well as her expertise in public company matters, and in the regulatory oversight of banking and the financial services industry bring great value to the Board of Director’s oversight and guidance of the Company as it continues to focus on its strategic goal of becoming a premier private banking and wealth management and trust company.

Daniel P. Nolan
Mr. Nolan has served as President and CEO of Hugh Johnson Advisors, LLC, a registered investment advisor located in Albany, New York, since October 2008. Mr. Nolan is also a principal in NPV Capital LLC, a private equity and real estate investment firm that he formed in July 2007. Prior to holding these positions, he was a partner in Ayco Company, L.P., a wholly-owned subsidiary of The Goldman Sachs Group. During his 28-year career at Ayco, from August 1978 through April 2007, Mr. Nolan provided tax, investment and financial planning advice to Ayco’s highest net worth clients. He also served as a Regional Vice President of two of Ayco’s regional offices and held a variety of management positions, serving on both the Senior Management Committee and the Strategic Planning Committee. Mr. Nolan founded and led the firm’s Special Investment Group, creating venture capital, private equity and hedge fund opportunities for the firm’s clients. In July 2003, Ayco was sold to The Goldman Sachs Group and Mr. Nolan led the effort to integrate Ayco into Goldman Sachs’s Private Wealth Management practice. He previously served on the boards of Capital Bank & Trust, a community bank headquartered in Albany, New York, and NSC de Puerto Rico, Inc. Mr. Nolan has been a trustee of Albany Law School since May 2011 and a trustee of The College of St. Rose since May 1989. Mr. Nolan has been a member of the board of directors of Combate Americas, LLC since January 2017, a member of the Center for Disability Services Endowment since May 2013, and a member of the College Affairs Committee of the Albany Medical Center board of directors since August 2012. Mr. Nolan’s proven business acumen, as demonstrated by his success in founding and leading several companies, is a valuable resource as the Company continues to build on its current strategy. He has significant leadership, operational and investment management and financial expertise. Further, Mr. Nolan offers the Board a unique and valuable perspective into a number of important areas, including strategic planning and wealth management.

Kimberly S. Stevenson
Ms. Stevenson is a Senior Vice President at Lenovo. Effective February 1, 2018, she assumed responsibility for all data center products, platforms and software solutions, managing a profit and loss statement of approximately $4.3 billion. Prior to this role, she had been the General Manager of Data Center Infrastructure at Lenovo since March 2017. From September 2009 to February 2017, Ms. Stevenson was an executive officer and corporate vice president of Intel Corporation. Her most recent position at Intel was Chief Operating Officer (COO) for Intel’s Client and Internet of Things Businesses and Systems Architecture (CISA) Group. In this role, Ms. Stevenson was responsible for CISA’s operational excellence, strategic planning process and related cross-company coordination. Prior to the COO role, Ms. Stevenson served as Intel’s Chief Information Officer (CIO) from 2012 until August 2016. Previously, Ms. Stevenson held the position of Vice President and General Manager of Intel’s Global IT Operations and Services. Prior to joining Intel, Ms. Stevenson spent seven years at the former HP Enterprise Services, now DXC Technology, holding a variety of positions including Vice President of its Worldwide Communications, Media and Entertainment (CM&E) Industry Practice, as well as Vice President of Enterprise Service Management, where she oversaw the global development and delivery of enterprise services. Before joining HP Enterprise Services, Ms. Stevenson spent 18 years at IBM, from February 1983 to September 2002, in several executive positions, including Vice President of Marketing and Operations of the eServer iSeries division. She previously served on the boards of directors of Cloudera and Riverbed Technology until 2017 and 2015, respectively. With the financial services industry increasingly reliant on technology, Ms. Stevenson’s deep operational and technology experience serve to enhance the Board’s overall makeup and make her an excellent candidate for the Board of Directors.

Luis Antonio Ubiñas
Mr. Ubiñas was elected to the Board in September 2017. Mr. Ubiñas is currently President of the Board of Trustees of the Pan American Development Foundation, which invests nearly $100 million annually in development projects in Central and South America and the Caribbean. He also serves on several multilateral, governmental and nonprofit boards and advisory committees, including the Advisory Board of the United Nations Fund for International Partnerships. Mr. Ubiñas is a Trustee and Executive Committee member of the New York Public Library and Vice Chairman of the Statue of Liberty-Ellis Island Foundation. In the private sector, Mr. Ubiñas is Lead Director at Electronic Arts, and serves on the boards of CommerceHub, the publicly-traded ecommerce backbone company; GFR Media, the largest media company in Puerto Rico; and Shorelight Education. Mr. Ubiñas previously served as president of the Ford Foundation from 2008 through 2013. The Ford Foundation is the second largest foundation in the United States with an endowment of approximately $12 billion and operates worldwide, with offices in Asia, Africa, and Central and South America. While at the Ford Foundation, he led a broad-based restructuring of the organization, including a strategic resetting of its programs, reinvestment of over 80% of the endowment, and a rebuilding of facilities and systems. Prior to leading the Ford Foundation, Mr. Ubiñas was a Director at McKinsey & Company, leading the firm’s media practice on the West Coast, where he helped technology, telecommunications and media companies develop and implement strategies and improve operations. Much of his work focused on the opportunities and challenges represented by the global growth of broadband and wireless technologies and applications. Mr. Ubiñas is a Fellow of the American Academy of Arts and Sciences and a member of the Council on Foreign Relations. Along with his expertise in governance-related matters, we believe his deep knowledge in the marketing and media arenas will help the Board guide the Company as it implements a digital transformation and make him an excellent nominee for the Board.

Stephen M. Waters
Mr. Waters is Chairman of the Boards of the Company and the Bank, and is Managing Partner of Compass Partners Advisors LLP and its advisory and investment subsidiaries. He founded Compass Partners in 1996. Previously, Mr. Waters spent over 20 years advising corporate and financial entities both in the U.S. and internationally. Mr. Waters served from 1992 to 1996 as Co-Chief Executive Officer of Morgan Stanley, Europe, and was a member of Morgan Stanley’s worldwide 12-person Operating Committee. Mr. Waters joined Morgan Stanley as a Managing Director in the Mergers and Acquisitions Department in June 1988 and was Co-Director of that department from January 1990 to early 1992. Mr. Waters was Co-Director of the Mergers and Acquisition Department at Shearson Lehman Brothers from 1985 to 1988. He serves on the board of directors of Valero Energy Corporation, where he sits on the audit committee. Mr. Waters brings over 40 years of specific and relevant financial services experience to the Board, along with a deep understanding and practical knowledge of the investment management business. His background as a chief executive officer and director, as well as his extensive experience in investment management, economics, and mergers and acquisitions, make him an excellent nominee for the Board.

Lizabeth H. Zlatkus
Until her retirement from The Hartford Financial Services Group, Ms. Zlatkus held many senior leadership positions during her tenure from 1983 to 2011. These roles included both Chief Financial Officer and Chief Risk Officer of the Company, as well as Co-President of Hartford Life Insurance Companies.  She previously served as Executive Vice President of two of the largest divisions of the firm, the international operations and the group life and disability divisions.  Ms. Zlatkus currently serves as a director on the boards of SE2 Holdings, Inc. and Indivior PLC and previously served as a director of Legal & General Group, Plc, and Computer Sciences Corporation.  She sits on the Pennsylvania State University Business School Board, where she served as Chair from 2012 to 2015, and sits on The Connecticut Science Center Trustee Board, serving on the executive committee.  Ms. Zlatkus has been recognized by the White House for her previous work supporting the disability community, and during that time participated as a member of The President’s Committee on Employment of People with Disabilities.  She was the cover feature of CFO magazine, was named one of the top 100 women executives by Business Insurance magazine, received the Pennsylvania State University Alumni Fellow award, and named Community Leader of the Year by the Cystic Fibrosis Foundation’s Connecticut Chapter.  Ms. Zlatkus served as Regulatory Chair for the North American Chief Risk Officers Council. She was a member on the Hewlett Packard Financial Services Board of Advisors, the LOMA board of directors, and a Trustee of the Connecticut Women’s Hall of Fame. Ms. Zlatkus’s extensive experience in the financial services arena, where she has deep expertise in risk and finance, regulation, governance, and operations, brings unique insight to the Board.

CORPORATE GOVERNANCE
The business of the Company is managed under the direction of the Company’s Board of Directors in accordance with the Massachusetts General Laws, the Company’s Restated Articles of Organization, as amended, and the Company’s Amended and Restated By-Laws. The Board of Directors provides oversight of the Company’s activities for the benefit of its shareholders and other constituencies, which include the Company’s regulators, affiliated companies, employees, customers, suppliers, creditors and the communities in which the Company and its affiliates conduct business. The table below lists many of our governance practices.

Board and Other Governance Information
Majority Voting for Directors	Yes
Annual Election of All Directors	Yes
Diverse Board (as to Gender, Composition, Skills, Experience, etc.)*	Yes
Annual Board and Committee Self-Evaluation	Yes
Separate Chairman and CEO	Yes
Independent Directors Meet Without Management at Each Regularly Scheduled Board Meeting	Yes
Annual Independent Director Evaluation of CEO	Yes
Code of Business Conduct and Ethics for Directors	Yes
Board Level Risk Management Committee	Yes
Size of Board*	10
Number of Independent Directors*	9
Average Director Age*	62
Average Director Tenure (in Years)*	4.2
Annual Equity Grant to Directors	Yes
Disclosure Committee for Financial Reporting	Yes
Director Stock Ownership Guidelines	Yes
Term and Age Limit Guidance for Directors	Yes
*Based on nominated Board

Corporate Governance Guidelines
The Board of Directors has a particular focus on corporate governance, developing the strategic direction of the Company, and seeking to ensure the success of the Company’s business through the appointment and retention of qualified executive management. The Board has documented its commitment to serve the best interests of the Company and its shareholders in its Corporate Governance Guidelines which, among other things, describe our corporate governance practices and address issues such as director qualification standards, director responsibilities, board composition and structure, performance evaluation and succession planning. Under the Company’s Corporate Governance Guidelines, a director who reaches the age of 74 or a term of 20 years while serving as director is required to offer his or her resignation from the Board of Directors as of the next annual meeting of shareholders.
Board Leadership Structure
In accordance with the Company’s by-laws, the Board of Directors elects the Chairman of the Board and appoints the President, who also serves as Chief Executive Officer (“CEO”). The Board of Directors has adopted a policy that provides for separation of the roles of Chairman and CEO.
The Compensation, Governance and Executive Committee has established a Statement of Roles and Responsibilities (“Statement”) for the non-executive Chair of the Board of Directors (“non-executive Chair”). The Statement provides that the non-executive Chair may only be a member of the Board of Directors who has been determined to be independent under the NASDAQ listing standards. The non-executive Chair is elected by the Company’s Board of Directors annually and may be removed at any time with or without cause. The non-executive Chair is responsible for the management, development and effective functioning of the Board of Directors and provides leadership in every aspect of the Board’s oversight of the Company. The non-executive Chair acts in an advisory capacity to the CEO and President of the Company, and to other executive officers in matters concerning the interests of the organization and the Board, as well as serving as the liaison between management and the Board of Directors. The duties of the Chairman of the Board include the following:

•	setting agendas for the Board meetings in consultation with the CEO;

•	chairing Board meetings and ensuring that Board functions are effectively carried out;

•	chairing executive sessions of independent directors and providing feedback to the CEO and President, as appropriate;

•	serving as liaison for chairs of affiliated company boards, as needed;

•	facilitating the Board’s efforts to create and maintain practices that respond to feedback from shareholders and other stakeholders;

•	representing the Board at meetings with major shareholders and other stakeholder groups on governance-related matters, as may be requested from time to time;

•	providing advice on behalf of the Board to the CEO and President on major issues;

•	facilitating effective communication between directors and management, both inside and outside of meetings of the Board;

•	working with the CEO and President to ensure management strategies, plans and performance are appropriately risk assessed and represented to the Board; and

•	advising management in the planning of the strategy meeting.

The Compensation, Governance and Executive Committee conducts a periodic review of the role and responsibilities of the non-executive Chair and this review is then presented to the full Board of Directors.
Risk Oversight
The Board of Directors plays an important role in the risk oversight of the Company and is involved through direct decision-making authority with respect to significant matters, including the development of limits and specific risk tolerances, and the oversight of management by the Board of Directors and its committees. The Board of Directors and its committees also are each directly responsible for considering risks and the oversight of risks relating to decisions that each committee is responsible for making. In light of the Company’s overall business and market, the extensive regulatory schemes under which the Company and all of its affiliates operate, and the complexities of the Company’s operations as a whole, the Board has established a Risk Management Committee that is tasked with specific responsibility for direct oversight of all of the risks inherent in the Company’s business, along with management of the enterprise-wide risk management program. The Risk Management Committee consults with each of the other committees of the Board of Directors for an analysis of their areas of risk, as well as with management and outside experts, and provides regular, detailed reporting and recommendations on risk-related actions to the full Board. The Risk Management Committee also monitors the risk management function and reviews risk assessments for all of the Company’s subsidiaries, participates directly in the risk management committee meetings of the Bank, which is the Company’s largest subsidiary, adopts and directs the implementation of risk management policies that relate to both the Company and its subsidiaries, and analyzes reporting regarding the same.
In addition to the Risk Management Committee, the Board of Directors administers its risk oversight function through:

•
the review and discussion of periodic reports to the Board of Directors and its committees on topics relating to the risks that the Company faces, including, among others, credit risk, interest rate risk, operational risks, and regulatory risk;

•
the required approval by the Board of Directors (or a committee thereof) of significant transactions and other decisions, including final budgets, material uses of capital, strategic direction, and executive management hiring and promotions;

•
the direct oversight of specific areas of the Company’s business by the Risk Management Committee, the Audit and Finance Committee, the Wealth Management/Trust and Investment Committee, and the Compensation, Governance and Executive Committee; and

•
regular periodic reports from the Company’s internal and external auditors and other third party consultants regarding areas of potential risk, including, among others, those relating to the Company’s internal controls and financial reporting.

The Board of Directors also relies on management to bring significant matters impacting the Company and its subsidiaries to the Board of Directors’ attention.
Risk Review and Analysis of Incentive Compensation Arrangements
The Company’s compensation program is designed to offer competitive pay for performance, aligning with the Company’s short- and long-term business strategies, risk appetite and shareholder interests. The Board oversees the Company’s incentive compensation programs, primarily though the Compensation, Governance and Executive Committee, with additional input from the Company’s Chief Risk Officer, Chief Human Resources Officer, General Counsel, Chief Financial Officer and Manager of Compensation. The Compensation, Governance and Executive Committee conducted a detailed review of the Company’s incentive compensation arrangements. This review focused on: (1) the compensation plans of the persons identified as named executive officers (“NEOs”) in this Proxy Statement to ensure that such plans do not encourage the NEOs to take unnecessary or excessive risks that threaten the value of the Company; (2) employee compensation plans in light of the risks posed to the Company by such plans and how to limit these risks; and (3) employee compensation plans to ensure these plans do not encourage the manipulation of reported earnings to enhance compensation. In 2017, the majority of incentive compensation plans reviewed were categorized as low risk. NEO compensation plans are described in detail in “Compensation Discussion and Analysis.” The Compensation, Governance and Executive Committee determined to conduct future incentive compensation reviews for the non-Bank segments on a biennial basis, with interim reviews if material changes occur.
The Compensation, Governance and Executive Committee believes that appropriate controls are in place to minimize the risk of unnecessary and inappropriate risk-taking as a result of the incentive plans, or encourage the manipulation of earnings to enhance compensation. Such controls include the mechanisms to claw back compensation in certain circumstances, enhanced governance processes for compensation reviews and on-going monitoring of employee compensation that may trigger additional individual or plan reviews.
The Compensation, Governance and Executive Committee believes that the balance of base compensation, variable annual incentive bonuses determined based on Company and individual performance, and long-term equity incentive compensation is weighted to discourage excessive or unnecessary risk-taking due to the variable elements of compensation. Further, the Compensation, Governance and Executive Committee believes that the long-term equity components of compensation encourage the Company’s executives to focus on elements of the Company’s performance to influence long-term value creation and share price appreciation.
Committees of the Board and Related Matters
The Board of Directors currently has four standing Committees: Audit and Finance Committee; the Compensation, Governance and Executive Committee; the Risk Management Committee; and the Wealth Management/Trust and Investment Committee. Each committee is comprised solely of members of the Board of Directors who have been determined to meet the definition of independent directors in accordance with the NASDAQ listing standards. All committees have adopted charters that provide a statement of the respective committee’s roles and responsibilities. Current charters for the Audit and Finance Committee and the Compensation, Governance and Executive Committee can be viewed online by accessing the Company’s website at www.bostonprivate.com, selecting the “Investor Relations” link at the bottom of the page, and then selecting “Corporate Governance” under “Governance.”

The following table sets forth membership on the committees and the number of meetings held during 2017.

Name	Audit and Finance	Compensation, Governance and Executive	Risk Management	Wealth Management/Trust and Investment Committee
Mark F. Furlong (1), (2)	•			•
Joseph C. Guyaux (1)		•	•
Deborah F. Kuenstner (1), (2)	•	Chair (6)
Gloria C. Larson (1)		•	•
John Morton III (1), (2), (3)	•		•
Daniel P. Nolan (1), (2)	•			Chair (6)
Kimberly S. Stevenson (1), (2)			Chair (6)	•
Luis Antonio Ubiñas (1), (2), (4)		•	•
Stephen M. Waters (1), (2)		•		•
Donna C. Wells (1), (5)			•	•
Lizabeth H. Zlatkus (1), (2)	Chair (6)	•
Number of Committee Meetings Held in 2017	10	9	8	8

(1)	Our Board of Directors has determined that this member meets the definition of an independent director under NASDAQ listing standards.

(2)	Our Board of Directors has determined that this member meets the definition of an “audit committee financial expert” under SEC regulations.

(3)	In January 2018, Mr. Morton informed the Board of Directors of the Company that he would not stand for re-election at the April 2018 Annual Meeting.

(4)	Mr. Ubiñas joined the Board of Directors; the Compensation, Governance, and Executive Committee; and the Risk Management Committee in September 2017.

(5)	On February 16, 2018, Ms. Wells resigned from the Board of Directors of the Company.

(6)	Indicates Chair as of December 31, 2017.

Attendance at Board and Committee Meetings, Annual Meeting

The Board of Directors held ten meetings of the full Board during 2017. Except for one director, each of the other directors attended at least 75% of the aggregate number of meetings of the full Board of Directors and relevant committees held during the time such person was a director. With respect to the one director who attended less than 75% of the full Board and relevant committee meetings, his absences resulted from schedule conflicts due to commitments made prior to his appointment to the Board. The Company does not have a policy of requiring directors to attend the annual meeting of shareholders. The Company does, however, typically schedule a meeting of its Board of Directors the day before or close to the annual meeting of shareholders to facilitate each director’s attendance at the annual meeting. Eight of the Company’s non-executive directors attended the 2017 annual meeting.
Executive Sessions without Management

To promote candid discussion among the non-management directors, the Board of Directors schedules regular executive sessions in which non-management directors meet without management’s participation. Such sessions occur at every regularly scheduled Board and committee meeting. The Chairman of the Board or the respective committee chairperson is the presiding director at these executive sessions.

Audit and Finance Committee

All members of the Audit and Finance Committee are “audit committee financial experts” as defined in SEC regulations and are independent as defined under the NASDAQ listing standards. Pursuant to the Audit and Finance Committee’s charter, the Audit and Finance Committee assists the Board in its oversight of (1) the process of reporting the Company’s financial statements; (2) the system of internal controls as it relates to financial reporting and risk management; (3) the audit process; (4) the Company’s process for monitoring compliance with laws and regulations and the Code of Conduct; (5) the review and approval of the Company’s declaration of dividends; and (6) the qualifications, independence and performance of the Company’s independent registered public accounting firm in accordance with SEC regulations. The Audit and Finance Committee is solely responsible for retaining the Company’s independent registered public accounting firm. The Audit and Finance Committee also conducts analysis and makes recommendations to the Board and management regarding the Company’s financial planning, capital structure, capital raising, proposed acquisitions, mergers and divestitures, overall strategic planning, and financial performance, as relevant.

Risk Management Committee

The Risk Management Committee’s responsibilities are described above under “Risk Oversight.”

Wealth Management/Trust and Investment Committee

The Wealth Management/Trust and Investment Committee provides strategic direction and oversight on behalf of both the Board of Directors and the board of directors of the Bank regarding the Company’s wealth management businesses, both in the registered investment advisory affiliates and in the Bank’s Trust division. The Committee assists the boards in analyzing the optimal means of enhancing the Company’s performance and expanding its acquisition and retention of private clients through these businesses. The Committee also assists the Bank in fulfilling its fiduciary responsibilities relating to the operation of trusts and the administration of fiduciary accounts. The Committee offers oversight and guidance to management relating to capital allocations and with respect to obtaining synergies within the wealth management businesses.

Compensation, Governance and Executive Committee

The Compensation, Governance and Executive Committee makes recommendations to the Board of Directors, where necessary, on certain matters including, but not limited to, changes to compensation plans and adoption of new plans, and changes to the CEO’s compensation and to Board compensation programs. In addition, the Committee serves as the Executive Committee of the Bank’s board of directors. The Compensation, Governance and Executive Committee has been delegated the authority by the Board of Directors to approve compensation matters for all executive officers. Compensation decisions relating to the CEO are also reviewed and approved by the entire Board. For additional information on the Compensation, Governance and Executive Committee’s process for consideration and determination of executive officer and director compensation, please see “Compensation Discussion and Analysis.”

The Compensation, Governance and Executive Committee periodically reviews arrangements for the overall governance of the Company by the Board of Directors and its committees and, among other things, assists the Board of Directors by evaluating the performance of the Board and its committees, identifies individuals qualified to become members of the Board, recommends the slate of candidates to be nominated for election to the Board of Directors and on the boards at the Company’s subsidiaries where such membership is not otherwise mandated by contract, recommends the members and the chairs of the committees of the Board, adopts and implements governance practices and policies applicable to both the Company and its subsidiaries, and reviews and assesses the charters of all committees of the Board.
Consideration of Director Nominees
The Compensation, Governance and Executive Committee is responsible for identifying, assessing and recommending the slate of candidates to be nominated for election to the Board of Directors. The Compensation, Governance and Executive Committee uses a variety of methods for identifying and evaluating nominees for director, and assesses the mix of skills and the performance of the Board as a whole on an annual basis. In the course of establishing the slate of nominees for director each year, the Compensation, Governance and Executive Committee will consider whether vacancies on the Board are expected due to retirement or otherwise, the skills represented by retiring and continuing directors, and additional skills highlighted during the annual Board self-assessment process that could improve the overall quality and ability of the Board to carry out its responsibilities. When vacancies are anticipated or arise, the Compensation, Governance and Executive Committee considers various potential candidates for director. Candidates may come to the attention of the Compensation, Governance and Executive Committee through the business and other networks of the existing members of the Board or from management. The Compensation, Governance and Executive Committee may also solicit recommendations for director nominees from independent search firms or any other source it deems appropriate, and has most recently sourced non-incumbent candidates through retention of such independent search firms. The Compensation, Governance and Executive Committee reviews the performance, skills and characteristics of all incumbent directors before making a determination to recommend that the full Board nominate him or her for re-election.
The Compensation, Governance and Executive Committee requires all nominees and candidates to possess the highest personal and professional ethics, integrity and values; to be committed to representing the long-term interests of our shareholders; to be able to devote consistently an appropriate amount of time to be informed about the Company’s business and strategy, a balanced perspective, strong business and financial acumen; and an ability to approach all decision making with a high level of confidence and independence. In addition to reviewing a candidate’s background and accomplishments, candidates are reviewed in the context of the current composition of the Board of Directors and the Company’s evolving needs.

Following the 2017 annual meeting, the Board of Directors sought to recruit an additional Board member whose qualifications aligned with the Company’s long-term strategy. The Company engaged a third-party search firm to identify and recommend director candidates in exchange for a fee.  After considering a number of candidates submitted by Directors, management and the search firm, the Board elected Mr. Luis Antonio Ubiñas to the Board on September 11, 2017. Mr. Ubiñas has an exceptional record of success in both the philanthropic and private sectors and his sophisticated public company governance experience brings excellent insights and perspectives to our Board.
Pursuant to guidelines established by the Board, no more than two members of the Board may be executive members, and all others must meet the definition of an “independent director” under the NASDAQ listing standards. The CEO will always be a member of the Board. Currently, the CEO is the only member of the Board who is not independent. On an annual basis, the Compensation, Governance and Executive Committee reviews the independence status of each member of the Board to determine whether any relationship is inconsistent with a determination that the director is independent. The most recent review was undertaken in January 2018 and, as a result, the Board, after review and recommendation by the Compensation, Governance and Executive Committee, determined that each of the Company’s non-executive directors (Mses. Kuenstner, Larson, Stevenson, and Zlatkus, and Messrs. Furlong, Guyaux, Morton, Nolan, Ubiñas and Waters) meets the qualifications for independence in accordance with the NASDAQ listing standards.
Directors of the Company are nominated in accordance with the Company’s by-laws, which provide that directors may be nominated (1) by a majority of the Board of Directors, or (2) by any holder of record of any shares of the capital stock of the Company entitled to vote at the annual meeting of shareholders. While the Compensation, Governance and Executive Committee does not have a formal policy regarding consideration of any director candidates recommended by shareholders, such candidates are evaluated on the same basis as candidates recommended from other sources. A shareholder wishing to nominate a director separately from the slate of directors nominated by the Company for the 2019 annual meeting should follow the procedures described in this Proxy Statement under the heading “Submission of Shareholder Proposals for 2019 Annual Meeting.” Any shareholder who seeks to make such a nomination for the 2019 annual meeting must be present in person at such annual meeting.
Code of Business Conduct and Ethics
The Company has adopted a Code of Business Conduct and Ethics which applies to all of the Company’s and its subsidiaries’ employees, officers, and directors. In addition, the Company maintains procedures for the confidential, anonymous submission of any complaints or concerns about the Company, including complaints regarding accounting, internal accounting controls or auditing matters. Shareholders may access the Code of Business Conduct and Ethics by accessing the Company’s website at www.bostonprivate.com, selecting the “Investor Relations” link at the bottom of the page, and then selecting “Corporate Governance” under “Governance.”
Shareholders’ Communications with the Board of Directors
Shareholders wishing to communicate with the Company’s Board of Directors should email the Company’s investor relations department at investor-relations@bostonprivate.com, call 888-666-1363 or mail the Company’s main address at Ten Post Office Square, Boston, Massachusetts 02109, Attention: Investor Relations. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters should clearly state whether the intended recipients are all members of the Board or specified individual directors. All communications will be reviewed by the Company’s investor relations department, which will determine whether the communication will be relayed to the Board or the director. Except for resumes, sales and marketing communications or notices regarding seminars or conferences, summaries of all shareholder communications will be provided to the Board.

INFORMATION REGARDING EXECUTIVE OFFICERS
The following table lists the name, age and current position of each executive officer of the Company.

Name	Age	Current Position
Margaret W. Chambers	58	Executive Vice President, General Counsel and Corporate Secretary of the Company and the Bank
Clayton G. Deutsch	62	Chief Executive Officer and President of the Company, Chief Executive Officer of the Bank
Steven M. Gaven	38	Executive Vice President, Chief Financial Officer of the Company and the Bank; Chief Financial Officer, Boston Private Wealth LLC
Corey A. Griffin	56	Executive Vice President of the Company and Bank; Chief Executive Officer – Boston Private Wealth LLC; Chief Executive Officer – Private Clients Group of the Bank
Martha T. Higgins	54	Executive Vice President and Chief Human Resources Officer of the Company and the Bank
David J. Kaye	53	Executive Vice President of the Company and the Bank; Chief Executive Officer – Corporate Clients Group of the Bank
W. Timothy MacDonald	59	Executive Vice President and Chief Risk Officer of the Company and the Bank
George G. Schwartz	59	President of the Bank
Jacqueline S. Shoback	51	Executive Vice President of the Company and the Bank; Chief Executive Officer – Emerging Businesses and Client Experience of the Bank
Pursuant to the by-laws of the Company, the President, Treasurer and Secretary of the Company hold office until the first meeting of the directors following the annual meeting of shareholders. Other officers shall hold office for the same term described above, unless a shorter term is specified in the vote electing or appointing them.
Effective January 1, 2018, the Company introduced a new and more client-centric organizational structure. We believe this structure better aligns with the Company’s “One Boston Private” strategy by organizing its client-facing professionals and all of its supporting resources and capabilities based on the client group they aspire to serve. The two new client-focused groups are called: Private Clients Group and Corporate Clients Group. The Private Clients Group will execute the Company’s strategy to deliver its full strength to private clients as an integrated “One Boston Private” team. Corey A. Griffin leads the Private Clients Group. The Corporate Clients Group will provide a similar service to corporate and institutional clients. David J. Kaye leads the Corporate Clients Group. In addition to these two client-based groups, the Company combined its client-driven delivery capabilities in one connected group called Emerging Businesses and Client Experience, which will execute on the Company’s technology plan, ensure alignment of the digital transformation of its infrastructure and roadmap, oversee development of emerging businesses, and be responsible for overall plans to improve the client experience. Leading the Emerging Businesses and Client Experience group is Jacqueline S. Shoback.

Margaret W. Chambers. Ms. Chambers is Executive Vice President, General Counsel and Corporate Secretary for the Company and also serves in these same positions for the Bank. She has over 30 years of experience in the legal arena focusing on financial services matters. She is responsible for overseeing the Company’s operations from a legal perspective including merger and acquisition activities, divestitures, regulatory examinations, corporate governance, board materials and relations, regulatory filings, litigation, real estate, risk management and compliance, employment and insurance matters. Before joining the Company in 2002, Ms. Chambers was Executive Vice President and General Counsel for Funds Distributor, Inc., a Boston Institutional Group company. Before joining Funds Distributor, she served as Vice President and Assistant General Counsel at the investment management firm of Loomis, Sayles & Company, L.P. Prior to her position with Loomis, she was an associate with the law firm of Ropes & Gray LLP focusing on securities regulatory matters, including investment company, investment advisory, broker-dealer, and securities offering matters. Ms. Chambers is Co-Chair of the Boston Bar Association’s Banking Committee. She currently serves on the Board of Directors of KLS Professional Advisors Group, LLC, and is the secretary of Boston Private Wealth LLC (“BPW”), both affiliates of the Company.
Steven M. Gaven. Mr. Gaven joined the Company in November 2011 as Vice President, Corporate Finance and Director of Investor Relations of the Company. In February 2016, he was named Chief Financial Officer of BPW. He became an Executive Vice President and the Chief Financial Officer of the Company and the Bank in January 2018 while also continuing in his role as Chief Financial Officer of BPW. Prior to joining the Company, Mr. Gaven was a member of the U.S. Industrials equity research team at Susquehanna International Group after holding several corporate finance roles at Investor Financial Services Corp.
Corey A. Griffin. Mr. Griffin became a consultant for the Company in September 2013 and joined the Company as an employee in May 2014. He is currently Executive Vice President of the Company and the Bank and Chief Executive Officer – Private Clients Group of the Bank, a role he assumed in January 2018. He also serves as the Chief Executive Officer of BPW, a wholly owned subsidiary of the Bank, and Chief Executive Officer – Wealth Management and Trust Segment of the Company. Prior to joining the Company, Mr. Griffin served as President of The Davis Companies, an institutional real estate investment manager, from September 2011 to February 2013. From 1994 to 2011 he worked with Bank of New York Mellon where he served as Chairman and Chief Executive Officer of The Boston Company Asset Management from 2002 to 2009. Under Mr. Griffin’s leadership, The Boston Company opened offices worldwide while developing a $75 billion global, multi-strategy equity business across the style and capitalization spectrum with clients in North and South America, Europe, Asia and Africa. He also served as a member of the Bank of New York Mellon’s Operating, Ethics, and Product Development Committees and as a board member of Standish Mellon Asset Management. Mr. Griffin is on the boards of directors of the Bank, BPW, and Dalton, Greiner, Hartman & Maher LLC, all of which are affiliates of the Company.
Martha T. Higgins. Ms. Higgins joined the Company in 2008 as Executive Vice President and is currently the Company’s and the Bank’s Executive Vice President and Chief Human Resources Officer. She is responsible for enterprise-wide human capital initiatives and serves as an advisor to senior management and to the Company’s affiliate partners on human capital strategy, workforce planning and overall organizational effectiveness. In addition, she supports the Company’s Board Compensation, Governance and Executive Committee and serves as Chair of the Company’s 401(k) Committee. Prior to joining the Company, Ms. Higgins was a Senior Consultant at W.T. Haigh & Company, an executive compensation and human resources consulting firm in Cambridge, Massachusetts. She has over 25 years of experience working in the financial services industry. Ms. Higgins started her career at The Boston Company and also worked for Fidelity Investments as a Senior Compensation Consultant. She is a member of the Society for Human Resources Management, the New England Human Resources Association and the National Association of Stock Plan Professionals. Ms. Higgins is a Certified Equity Professional (CEP), a certified professional coach, and a Certified Compensation Professional (CCP) through World At Work.
David J. Kaye. Mr. Kaye joined the Company in 2007 and is currently Executive Vice President of the Company and the Bank and Chief Executive Officer - Corporate Clients Group of the Bank, a role he assumed in January 2018. Previously, he served as Executive Vice President, Chief Financial and Administrative Officer of the Company and the Bank. Before joining the Company, Mr. Kaye served as Senior Vice President and Chief Financial Officer for Columbia Management, Bank of America’s asset management organization where he led a team of finance professionals responsible for all financial reporting for the organization and served as a strategic advisor to the group’s President. Prior to that position, Mr. Kaye was the Chief Financial Officer of Bank of America’s Private Bank. Previously, Mr. Kaye was the Vice President and Controller for Goldman Sachs Asset Management, heading a team that performed all financial reporting functions for the division. Earlier in his career, he held several finance positions at Lehman Brothers, and was a consultant with Coopers & Lybrand Consulting. He is a Certified Management Accountant (CMA). Mr. Kaye serves on the boards of directors of Bingham, Osborn & Scarborough LLC, Anchor Capital Advisors LLC, the Bank, and BPW, all affiliates of the Company.
W. Timothy MacDonald. Mr. MacDonald is Chief Risk Officer of the Company and the Bank responsible for overseeing the company’s governance and strategy for enterprise risk management, including relationships with key regulators. Mr. MacDonald joined the Company in 2009. First serving as Senior Vice President, Deputy Chief Risk Officer, he was named Executive Vice President and Chief Risk Officer of the Bank in March 2011 and, in January 2013, Mr. MacDonald was elected Executive Vice President and Chief Risk Officer of the Company. As Chief Risk Officer, Mr. MacDonald oversees all aspects of the Enterprise Risk Management program that includes risk analytics, model risk management, operational risk management, financial crimes prevention and investigation, information security, and loan review functions. His team leads efforts to build and sustain a strong culture in which all employees understand the importance of managing risk to deliver responsible growth and serve our customers, clients and communities. Prior to joining Boston Private, Mr. MacDonald held key positions at GE Capital from 2006 to 2009, where he was responsible for overseeing various initiatives as Vice President of Risk Monitoring and Controllership. He also worked with KPMG LLP, the Federal Reserve System and Shawmut Bank. He is a CFA charterholder and an active member of various professional risk management associations.
George G. Schwartz. Mr. Schwartz joined Boston Private Bank & Trust Company in 1998 and is currently President of the Bank and Chief Executive Officer – Private Banking Segment. He previously oversaw the Bank’s Deposit, Mortgage, Commercial Banking and Community Investment groups. As the former Chief Operating Officer of the Bank, he also was responsible for the Bank’s client service model, trust department, and the Bank’s marketing, operations, and technology functions, as well as expansion of the Bank’s office network. Mr. Schwartz also served as Treasurer of the Bank for 15 years, developing its treasury function and ALCO process. Prior to joining the Company, Mr. Schwartz was a founding officer and

Senior Vice President at the de novo Wainwright Bank & Trust Company. Earlier in his professional career, he served in the trust training program and on the international treasury trading desk at the Bank of New England. He has more than 30 years in the banking and financial services industry. Mr. Schwartz serves on the boards of directors of the Bank and BPW, both of which are affiliates of the Company, as well as Sail Boston. He also is a member of the WGBH Corporate Executive Council and is the Chairman of the Board of the non-profit A Better City.
Jacqueline S. Shoback. Ms. Shoback joined the Company in February 2015 and is currently Executive Vice President of the Company and the Bank, and Chief Executive Officer - Emerging Businesses and Client Experience of the Bank, a role she assumed in January 2018. Previously, she served as Executive Vice President, Chief Client Development Officer of the Company and the Bank. She is an accomplished and seasoned executive with deep financial services and multi-channel retail experience, having run businesses and managed profit and loss statements ranging from $50 million to over $1 billion in revenue.  Prior to the Company, Ms. Shoback spent four years as Senior Vice President, Head of Individual and Retail Marketing, at TIAA-CREF, a wealth management and financial services provider. Before joining TIAA-CREF, Ms. Shoback was Senior Vice President, Head of High Net Worth and Mass Affluent Customer Segments for the retail division of Fidelity Investments. During her seven years there, she held senior leadership positions in Distribution, Marketing and Operations, including Head of Distribution National Sales and Service. Prior to that, Ms. Shoback was with Staples for 10 years where she held a number of strategic executive marketing, operational and general management roles both in the United States and internationally. She is a member of the Wellesley College Alumnae Business Leadership Council, serves on the boards of CUNA Mutual Group and Harvard Student Agencies, and is on the Board and Investment Committee for the Brookline Library Foundation. She is also a member of the Massachusetts Women’s Forum and the Women Corporate Directors.
For biographical information regarding Clayton G. Deutsch see “Information Regarding Director Nominees.”
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires that the Company’s officers and directors and persons who own beneficially more than 10% of the Company’s outstanding shares of common stock file reports of ownership and changes in ownership with the SEC. Based solely upon a review of the reports and amendments thereto filed with the SEC under Section 16(a), copies of which are required to be furnished to the Company under SEC regulations, during and with respect to fiscal year 2017, no officer, director or person who owns beneficially more than 10% of the Company’s outstanding shares of common stock failed to file such reports on a timely basis.

Principal Shareholders
The following table sets forth the beneficial ownership of the Company’s common stock as of January 30, 2018 with respect to (1) each director and nominee for director; (2) each of the Company’s named executive officers identified in this Proxy Statement; and (3) all directors and executive officers of the Company as a group.

Name*	Common Stock (2)	Exercisable Options	Percentage of Outstanding Stock
Current Directors (1)
Mark F. Furlong	14,875	—	**
Joseph C. Guyaux	4,275	—	**
Deborah F. Kuenstner	117,555	7,500	**
Gloria C. Larson	13,799	—	**
John Morton III (3)	7,455	—	**
Daniel P. Nolan	56,771	—	**
Kimberly S. Stevenson	20,335	—	**
Luis Antonio Ubiñas	637	—	**
Stephen M. Waters	30,040	7,500	**
Donna C. Wells (4)	13,786	—	**
Lizabeth H. Zlatkus	12,213	—	**
Named Executive Officers (5)
Margaret W. Chambers	133,925	19,100	**
Clayton G. Deutsch***	752,039	—	**
Corey A. Griffin	55,920	—	**
David J. Kaye	133,725	20,240	**
George G. Schwartz	130,285	35,310	**
All Current Directors, Nominees and Executive Officers as a Group (20 Persons) (6)	1,668,775	111,654	2.11%

*	Unless otherwise indicated, the address is c/o Boston Private Financial Holdings, Inc., Ten Post Office Square, Boston, MA 02109.

**	Represents less than 1%

***	Mr. Deutsch is also a director of the Company.

(1)	Percentages held by executive officers and directors individually and as a group are calculated on the basis of 84,242,882 shares of common stock outstanding as of January 30, 2018.

(2)
Beneficial share ownership is determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote such security or the power to dispose of such security. The amounts set forth above as beneficially owned include shares owned, if any, by spouses and relatives living in the same home as to which beneficial ownership may be disclaimed.

(3)	In January of 2018, Mr. Morton informed the Board of Directors of the Company that he would not stand for re-election at the upcoming Annual Meeting.

(4)	On February 16, 2018, Ms. Wells resigned from the Board of Directors.

(5)	Performance shares are not included as executive officers have no beneficial interest in such shares until established performance criteria are met. Please see “Compensation Discussion and Analysis.”

(6)	Includes 171,140 shares of common stock and 22,004 exercisable options held by the Company’s current executive officers not identified on this table.

The following table lists persons known by the Company to own beneficially more than five percent of the Company’s outstanding shares of common stock as of December 31, 2017.

Name and Business Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Stock
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	11,171,967 (1)	13.30%
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	7,996,687 (2)	9.49%
FMR LLC, 245 Summer Street, Boston, MA 02210	6,919,158 (3)	8.21%
Dimensional Fund Advisors LP, Building One, 6300 Bee Cave Road, Austin, Texas, 78746	5,360,057 (4)	6.36%

(1)
This information is based solely on a Schedule 13G/A filed with the SEC on January 23, 2018 by BlackRock, Inc., in which it reported sole voting power of 10,981,386 shares and sole dispositive power of 11,171,967 shares.

(2)
This information is based solely on a Schedule 13G/A filed with the SEC on February 8, 2018 by The Vanguard Group, in which it reported sole voting power of 92,549 shares, shared voting power of 20,895 shares, sole dispositive power of 7,890,282 shares and shared dispositive power of 106,405 shares.

(3)
This information is based solely on a Schedule 13G/A filed with the SEC on February 13, 2018 by FMR LLC, in which it reported sole voting power of 2,783,943 shares and sole dispositive power of 6,919,158 shares.

(4)
This information is based solely on a Schedule 13G/A filed with the SEC on February 9, 2018 by Dimensional Fund Advisors LP, in which it reported sole voting power of 5,064,529 shares and sole dispositive power of 5,360,057 shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s executive compensation program, 2017 total compensation for the Company’s named executive officers (“NEOs”), and how the Compensation, Governance and Executive Committee of the Company’s Board of Directors (the “Committee”) determined 2017 compensation for the Company’s NEOs listed below.

NEOs reported in this year’s CD&A (titles as of December 31, 2017):

•	Clayton G. Deutsch - Chief Executive Officer and President

•	David J. Kaye - Executive Vice President, Chief Financial and Administrative Officer

•	Corey A. Griffin - Executive Vice President and Chief Executive Officer – Wealth Management and Trust Segment

•	George G. Schwartz - President, Boston Private Bank & Trust Company; Chief Executive Officer – Private Banking Segment

•	Margaret W. Chambers - Executive Vice President, General Counsel and Corporate Secretary

The Company’s executive compensation program and related actions are intended to reward sustained, long-term performance and returns for shareholders consistent with the Company’s overall risk profile and disciplined growth strategy. All compensation actions taken in 2017 reflect the Committee’s commitment to shareholder-aligned governance and compensation arrangements.

2017 Operational and Financial Highlights
The Company continued to make progress in 2017 with respect to implementing its “One Boston Private” strategy for delivering integrated wealth, trust and private banking solutions to its clients while increasing shareholder value. Certain 2016 and 2017 financial results discussed in this CD&A are presented on an operating basis and have been adjusted for non-cash items related to the impairment of goodwill; restructuring, if any; gain/ (loss) on sale of affiliates or offices, including the pending divestiture of the Company’s ownership interest in one of its affiliates, Anchor Capital Advisors LLC (“Anchor”), which was announced in the fourth quarter of 2017; and the tax effects of these adjustments, if any, as well as the 2017 one-time non-cash items related to the Tax Cuts and Jobs Act.

The chart below summarizes the non-cash adjustments made to the Company’s 2017 and 2016 financial results:

Summary of Adjustments to Financial Results
($ in millions)	Full Year 2017			Full Year 2016
	GAAP	Adj.	Operating	GAAP	Adj.	Operating
Net Interest Income	$224.7		$224.7	$200.4		$200.4
Core Fees	152.8		152.8	151.7		151.7
Other Income	1.2	1.3	2.4	7.1	(2.9)	4.2
Total Revenue	378.7	1.3	379.9	359.2	(2.9)	356.4
Total Expense	299.9	(25.3)	274.6	265.0	(11.5)	253.4
Pre-Tax, Pre-Provision Income	78.7	26.6	105.3	94.3	8.7	103.0
Provision Expense / (Credit)	(7.7)		(7.7)	(6.9)		(6.9)
Pre-Tax Income	86.4	26.6	113.0	101.2	8.7	109.9
Taxes	46.2	(12.3)	33.9	31.0	3.0	34.0
Discontinued Operations	4.9		4.9	5.5		5.5
Noncontrolling Interest	4.5		4.5	4.2		4.2
Net Income	$40.6	$38.9	$79.5	$71.6	$5.6	$77.3

Diluted Earnings Per Share	$0.42		$0.88	$0.81		$0.88
Return on Average Common Equity	5.0%		10.1%	9.4%		10.2%
Return on Average Tangible Common Equity	7.0%		13.6%	13.4%		14.4%

Key Financial Metrics

•	Operating diluted earnings per share were $0.88 per share, unchanged from 2016.

•	Operating net income was $79.5 million in 2017 as compared to $77.3 million in 2016, an increase of 3%.

•
Operating return on average common equity (“ROACE”) was 10.1% in 2017. This outcome is in line with the historical performance from 2014 to 2016 of the 75th percentile of the KBW Regional Banking Index (“KRX”). Historical performance excludes 2017 results because of industry-wide adjustments impacted by the Tax Cuts and Job Act.

•
The Company’s cumulative stock price appreciation from August of 2010, when Mr. Deutsch joined the Company as CEO, through December 2017 was 133.7%, outperforming the KRX, which gained 129.2% in the same period, while the S&P 500 gained 142.7% in the same time period.

______________________
Source: S&P Market Intelligence

•
The Company has increased its dividend seven times in the past six years, from a quarterly dividend of $0.01 per share in 2012, to $0.12 per share as of January 2018, which was paid in February 2018. In 2017, the Company paid out $0.44 of dividends per common share and had $0.88 of operating diluted earnings per share, resulting in a 50% operating payout ratio.

•
Total shareholder return (“TSR”) in 2017 was -4%, underperforming the KRX median which was flat. The Board took particular note of this measure in determining management compensation in 2017, as discussed below.

The Company continued to demonstrate progress in balance sheet management and maintained strong capital ratios. Additional financial highlights include:

•	Net interest income increased 12% in 2017, due to increases in interest income across both loans and investment securities, partially offset by higher borrowing costs.

•	Core Fees and Income, which includes Investment Management Fees, Wealth Advisory Fees, Wealth Management and Trust Fees, and Other Banking Fee Income, increased by 1% in 2017.

•	Nonperforming assets as a percentage of total assets decreased to 0.17% at December 31, 2017 from 0.24% at December 31, 2016 and 0.36% at December 31, 2015.

•	Tier 1 common equity increased to 10.3% at December 31, 2017, from 10.0% at December 31, 2016 and 9.8% at December 31, 2015.

•	Assets under management and advisory (“AUM”), excluding Anchor, increased 13.0% to $21.2 billion at December 31, 2017, from $18.8 billion at the end of 2016.

•	The Company achieved 9% year-over-year average loan growth and 9% year-over-year average deposit growth.

In addition, the Company continued to make significant investments in talent, marketing, technology and infrastructure. In 2017, the Company added 63 new positions, including several senior technology leaders and new business professionals, to its Private Banking and Wealth Management and Trust Segments for a year-end base of 766 total full-time employees in these two segments. The Company continues to invest in a multi-year technology strategy to enhance the overall client experience and improve its market positioning. Finally, as discussed earlier in this Proxy Statement, effective January 1, 2018, the Company introduced a new client-centric organizational structure. The Company’s investments in these areas were the primary drivers of the unusual 2017 increase in operating expenses.

Summary of 2017 Compensation Actions

Base Salary: 0% No salary increases for any NEO since 2016
Short-Term Incentive (% of target):

Initial Funding = 143%

ê

Final Funding = 125%

The Committee exercised negative discretion to reduce funding by 18 percentage points

3-year average CEO bonus payout:
Since 2015, bonus payouts to the CEO have averaged 84% of target
PSUs (% of target): 69% For the third straight year, the PSUs paid out below target 3-year average PSU payout: Payouts for the last three PSU cycles have averaged 47% of target

Despite outperformance on the core financial performance metrics (ROACE, Revenue Growth, Pre-Tax Pre-Provision Growth) which resulted in initial STI funding of 143% of target, the Committee took into consideration additional factors to assess holistic Company performance. Among the additional factors considered were top quartile performance related to credit quality, above plan loan and deposit growth, below plan net flows but positive for the year, and below median TSR relative to the KBW Regional Bank Index. In addition, the Committee took note of disappointing execution of certain strategic initiatives.

After taking into consideration the totality of 2017 performance, the Committee felt it important to reduce the funded STI payout by 18 percentage points to specifically acknowledge below median shareholder returns relative to the industry, in particular. The Committee believes the resulting STI payout strikes an appropriate balance between strong financial results against the internally developed plan and relative to the prior year, and the returns experienced by our shareholders, while acknowledging the direct alignment between our pay outcomes and performance over the last three years (i.e., below target STI and PSU outcomes since 2015).

Historical Pay for Performance Alignment:

The following chart illustrates the actual STI and performance share payouts (percent of target awards) relative to the target and maximum payouts that could have been earned based on limits defined in the executive compensation program.

____________

(1)
Although overall STI funding for executives/senior leaders of the Company was 86% of target, the CEO STI funding level was 72% of target to align with the calculated funding based on the Company’s overall financial results.

(2)	Although the scorecard calculated STI funding for executives/senior leaders of the Company was 143%, the Committee exercised negative discretion to reduce the funding amount to 125% of target.

CEO Pay Versus Performance

History of strong CEO pay and performance alignment

Despite strong shareholder returns since 2015 of 44%, Mr. Deutsch’s realizable pay from the three-year period from
January 1, 2015 to December 31, 2017 is below his targeted pay opportunity over the same period. Mr. Deutsch’s realizable pay reflects no salary increases during the three-year period nor has he had a base salary increase during his seven-year tenure with the Company. In addition, his actual cash bonus payouts in the aggregate for the three-year period were 16% below his cash bonus targets for this same period. Further, there was a 69% payout of the 2015-2017 performance shares, which was partially offset by the increase in value of his unvested equity, which has increased approximately 10% due to stock price increases since 2015. Therefore, while the value of the equity granted has increased in alignment with shareholders due to stock appreciation, below target performance shares and cash bonus outcomes have negated these stock price gains, demonstrating strong alignment of pay to performance within the Company’s compensation programs.

________

(1)	Represents Mr. Deutsch’s three-year cumulative base salary, target cash bonus, and grant date fair market value target long-term incentive opportunity as of the end of fiscal year 2017.

(2)
Represents Mr. Deutsch’s cumulative base salary, actual cash bonus paid at 56%, 72% and 125% of target for fiscal years 2015, 2016 and 2017, respectively, and actual outstanding, unvested equity grants as of the end of fiscal year 2017, with all of the equity being valued as of December 29, 2017 ($15.45); 2015-2017 annual performance shares are valued assuming 69% of target number of shares earned and 2016-2018 and 2017-2019 performance shares and performance restricted stock shares/units, respectively, valued assuming target number of units will be earned.

2017 and 2018 Compensation Program Design Changes

The Company made minimal compensation program changes in 2017, and is anticipating minimal changes in 2018. Any changes made were to simplify and enhance the performance orientation and alignment of executive compensation programs with the Company’s business strategy and shareholders. In particular:

•
STI: In 2017, the Committee moved to one scorecard, from three in 2016, as the primary driver for funding all executive bonuses, to simplify and to reinforce the Company’s “One Boston Private” strategy. In addition, the payout associated with threshold performance was reduced from 50% to 25%. In 2018, the Committee will continue to use one scorecard, and will eliminate revenue growth as a core metric, thereby reducing the number of core metrics in the scorecard from three to two to increase weighting on ROACE and PTPP income. The Company made this change because it believes that ROACE and PTPP income performance most closely correlate with the Company’s stock price performance and, as a result, are most closely aligned with shareholder interests. In addition, the Company reduced the ROACE payout range around the target in the 2018 scorecard. Both the 2017 and 2018 scorecards include examples of discretionary modifiers that can be used by the Committee to modify the calculated funding up or down by 20% based on the core metrics. (Note: The Committee has full discretion to go beyond the 20% modifier guideline as it feels appropriate in any given year, based on the facts and circumstances). The discretionary modifiers provide the Committee flexibility to set final funding in consideration of the overall performance of the executive team based on a variety of factors. Examples of discretionary modifiers considered for 2017 were credit quality, average loan growth, average deposit growth, AUM net flows and TSR as measured against the KRX. The Company continues to calibrate performance goals with STI payouts to ensure a strong pay for performance correlation in the overall design of the short-term incentive plan.

•
LTI: The Company began using RSUs and PSUs in 2017 as the primary form of LTI grants for executives. This change to the form of grant was made primarily for administrative ease. No design changes were made to the LTI funding matrix for PSUs for 2017 and 2018, which continues to be based on relative and absolute ROACE performance. Target ROACE for full target LTI payout aligns with above-market median performance. The Company continues to calibrate performance goals with LTI payouts to ensure a strong pay for performance correlation in the overall design of the long-term incentive plan.

The Company continues to promote best practice standards with respect to compensation design and governance:

•	The use of stretch goals in its programs and a pay mix focused on delivering variable, performance-based pay promotes strong pay for performance orientation.

•
The Company caps the percentage of target pay opportunity that can be earned each year by its executives through our incentive programs. This limitation, along with the performance scorecard frameworks discussed above, ensures that executives are rewarded within the Company’s risk/reward profile to take appropriate, but not excessive, risk.

•
The Company continues to promote executive stock ownership through ownership guidelines at a range of three to six times base salary depending on the NEO position. All NEOs, with the exception of Mr. Griffin, have attained their guidelines.  Mr. Griffin has five years from the start of his employment in May 2014 to achieve the ownership guidelines.

•	In addition, the Company continues to maintain the following practices:

◦	Double-trigger change-in-control severance arrangements for legacy change-in-control agreements. The Company has not offered change-in-control agreements for any NEOs since 2008.

◦	A no hedging or margin policy.

◦	Claw-backs for compensation in the event of material financial restatements.

◦	No tax gross-ups on perquisites.

Say on Pay Shareholder Approval Levels for 2017

The Company’s shareholders approved the “say on pay” resolution included in the Company’s 2017 Proxy Statement with 94% of the votes cast in favor of the resolution. The Company believes this vote strongly affirms shareholder support of its approach to executive compensation.

Compensation Components and Mix of Compensation

The Company’s direct compensation components consist of base salary, performance-based annual cash incentives, performance-based equity incentives and service-based equity incentives. The Company continues to emphasize performance-based, variable pay in its executive compensation programs. For example, annual cash incentives can range from 0% of target awards to 200% of target awards based on performance that is typically measured over one year. Equity incentives consist of a combination of RSUs at 40% of targeted equity compensation award for 2017 and PSUs at 60% of targeted equity compensation award for 2017. PSUs vest only if and to the extent they are earned based on the achievement of three-year, forward-looking metrics.

The following charts illustrate the targeted 2017 mix of fixed (base salary) versus variable (bonus and equity incentives) pay and short-term (annual STI bonus) versus long-term (equity) incentives for the Company’s CEO and other NEOs:
Peer Group and Total Compensation Market Benchmarking

In July 2016, the Committee reviewed and approved a new, size-appropriate peer group which was re-approved in July of 2017 with one change: the removal of Private Bancorp due to its acquisition by Canadian Imperial Bank of Commerce. This peer group, listed below, includes 18 banks and financial services companies selected based on their size (approximately 1/3 to 3 times the Company’s primary size indicators, with total assets of $2 billion to $30 billion and market caps of $300 million to $3 billion) and fees as a percent of revenue of at least 20% to reflect the Company’s wealth management, trust and private banking business orientation. Other criteria used for peer company selection included companies headquartered in major metropolitan areas and companies with which the Company competes for executive talent. The peer group is a market frame of reference for compensation and performance comparisons and will also be used in 2018.

The following companies were included in the Company’s 2017 peer group:

Banc of California, Inc.	MB Financial Inc.
Berkshire Hills Bancorp, Inc.	NBT Bancorp, Inc.
Brookline Bancorp, Inc.	Pinnacle Financial Partners Inc.
Bryn Mawr Bank Corp.	Sandy Spring Bancorp Inc.
CoBiz Financial Inc.	UMB Financial Corporation
Columbia Banking System Inc.	Washington Trust Bancorp, Inc.
Community Bank System Inc.	Webster Financial Corporation
First Commonwealth Financial Corp.	Wintrust Financial Corporation
Independent Bank Corp. (INDB)	WSFS Financial Corporation

In addition, the KRX was added to measure the Company’s ROACE relative performance in the 2016 and 2017 long-term incentive matrices. The Committee believes the KRX provides a more consistent benchmark for purposes of measuring performance over a three-year time horizon given the larger number of peer banks in the Index to normalize any anomalies.

The Company’s independent compensation consultant, Frederic W. Cook & Co. (“FW Cook”), provides other relevant market reference points such as broader financial services and general industry compensation survey data covering companies of similar size to augment this peer group data, when appropriate.

The last market compensation review was conducted by FW Cook in October of 2017 for the Company’s CEO and other select executive positions. Based on the market comparative data used, the Company’s overall target compensation position for executive positions was determined to be competitive with market, largely attributable to strong variable, performance-based pay opportunities that are aligned with stretch goals that, if attained, produce top quartile performance. Base salaries, in aggregate, were positioned close to median. Actual 2016 compensation was determined to be, on average, within 10% of median. Actual compensation versus market and versus target opportunities will vary year-to-year based on overall Company performance, individual contributions and cost considerations.

 Base Salary

There were no salary increases for any NEOs in 2017.

The Committee reviews the base salaries of its NEOs each year, with salary increases, if any, typically taking effect on January 1. Salary increases are generally based on an executive’s performance within specific areas of accountability, external market competitiveness and/or internal budget considerations.

Annual Executive Incentive Plan (STI)

Following its usual practice, the Committee established an annual incentive target for 2017 for each of the NEOs stated as a percentage of base salary. Incentive target levels are based on each executive’s role, organization level, impact on annual performance and competitive considerations. Executives can earn from 0% up to 200% of target based on performance against pre-defined metrics. Targets are reviewed annually by the Committee and adjusted as appropriate to consider market competitiveness and desired mix of annual and long-term incentives. In 2017, the Board and Committee established a performance scorecard framework for compensation actions in 2017 that considered financial goals important to the Company’s profitability and sustainable growth. Details of this performance-based framework, associated financial metrics, the Company’s achievement of these metrics and the Committee’s determination with respect to overall performance for the consolidated Company are described in the scorecard below.

	2017 Targeted Performance Levels	2017 Actual Performance Levels and Weighted Funding
	Target	Result (1)	Weighted Funding
ROACE	9.4%	10.1%	72.8%
Total Revenue Growth (year-over-year)	3.3%	6.5%	50%
Pre-Tax Pre Provision Growth	2.7%	2%	20.5%

Final Funding Level			143%
(1) Presented on an operating basis.

Due to improvement in the Company’s 2017 financial and operational performance, increased bonuses were paid to the executive team, including the NEOs, over the prior year; however, as noted above under “Summary of 2017 Compensation Actions”, the Committee exercised its negative discretion to reduce the bonus pool from 143% of target to 125%. The decision to reduce the funding was made to align bonus outcomes with the Company’s performance after considering the following:

•	Funding at 143% of target was based on three primary financial metrics: ROACE (50% weighting), Pre-Tax Pre-Provision (“PTPP”) income growth (25% weighting) and revenue growth (25% weighting).

•	The Committee applied discretionary modifiers to the calculated scorecard result of 143% of target.

•	The 2017 metrics and related performance considered in the discretionary modification included the following:

Relative credit quality	Top quartile of the KRX
Year-over-year average loan growth	Above plan
Year-over-year average deposit growth	Above plan
Boston Private Wealth net flows	Positive net flows for the year, but below plan
TSR (versus KRX)	Below median

Despite outperformance on many of the metrics above, the Committee determined to reduce bonus pool funding from 143% of target to 125% of target due to the disappointing TSR, and mixed results on the execution of certain of the Company’s other strategic initiatives during 2017 as reflected in the metrics discussed above.

The Committee, with the input from the CEO for positions other than himself, then approved actual bonus payments for each executive based on the scorecard result of 125% of target. All NEOs were considered to be strong team players and contributors to the Company’s overall “One Boston Private” strategy and related deliverables. As a result, all executive bonuses, including the CEO’s, were approved at 125% of target to align the collective leadership team directly with the financial results of the Company scorecard.

The CEO’s bonus was determined by the Committee in executive session on February 7, 2018 and recommended for approval, and approved, by the full Board on February 8, 2018. The Committee approved bonuses for all other executives on February 7, 2018.

The following table outlines the annual incentive targets for 2017 and the actual bonus received by each NEO:
TARGET AND ACTUAL BONUS DETAILS

Executive	Annual Base Salary	Target Bonus % of Base Salary	Target Bonus	Minimum (0% of Target)	Maximum (200% of Target)	Actual Bonus	Actual as % of Target
C. Deutsch	$675,000	125%	$843,750	$—	$1,687,500	$1,054,700	125%
D. Kaye	425,000	100%	425,000	—	850,000	531,250	125%
C. Griffin	400,000	100%	400,000	—	800,000	500,000	125%
G. Schwartz	400,000	100%	400,000	—	800,000	500,000	125%
M Chambers	360,000	100%	360,000	—	720,000	450,000	125%

Equity-Based Long-Term Incentives

Overview of Program

The Committee considers long-term equity-based compensation to be an integral part of the Company’s compensation program and grants equity each year, typically in May. The Company’s primary grant forms for its executives are:

1. PSUs (60% of target award value); and
2. RSUs (40% of target award value).

The Committee reviews the mix of grant forms annually. PSUs are earned and vest at the end of the three-year performance period only if and to the extent results are achieved within the acceptable performance range (threshold to significant over-achievement) as determined by the Committee. PSUs are subject to forfeiture in the event that pre-established performance goals are not achieved. RSUs will vest in full three years from the date of grant subject to the executive’s continued employment through the vesting date.

Vesting of Performance Share Awards for the 2015-2017 Performance Period

The Company’s NEOs earned 69% of the targeted performance shares based on ROACE performance for the 2015 to 2017 performance period. As a result, a portion of the shares scheduled to vest on May 15, 2018 will be forfeited. The Company’s three-year average ROACE for the 2015 to 2017 performance period was 9.5% versus a target goal of 12% and a threshold goal of 8% for the performance period. The 69% earn-out is the result of interpolation between a 50% payout at the threshold performance level and a 100% payout at the target performance level. The following table outlines the awards earned:

Executive	Grant Date	Target Number of Shares	Performance Metric Achieved	Total Shares Vested Based upon Performance
C. Deutsch (1)	12/17/2014	91,324	69%	63,014
	5/15/2015	49,027	69%	33,829
D. Kaye	5/15/2015	15,268	69%	10,535
C. Griffin	5/15/2015	14,355	69%	9,905
G. Schwartz	5/15/2015	11,436	69%	7,891
M. Chambers	5/15/2015	12,895	69%	8,898
(1) This award represents Mr. Deutsch’s off-cycle retention award granted in 2014, which vested on January 16, 2018.

This is the third consecutive year where previously awarded performance shares did not pay at or above target, reflecting the rigor of the goal setting approach and further demonstrating the alignment between pay outcomes and performance over an extended period.

2017 Equity Awards

In 2017, the Company granted equity awards to its NEOs consisting of both PSUs and RSUs under the Company’s 2009 Amended and Restated Stock Option and Incentive Plan. Each NEO has an established long-term incentive award target as follows (expressed as a percentage of each executive’s base salary): 150% for Mr. Deutsch, 75% each for Mr. Kaye and Ms. Chambers and 100% for Mr. Griffin and Mr. Schwartz.

The total long-term incentive award values set forth below were approved by the Board for the CEO on February 9, 2017 and by the Committee for the other NEOs on April 25, 2017 for a future grant date of May 15, 2017. For 2017, 60% of the grant date fair value of the award was delivered in the form of PSUs and 40% of the grant date fair value of the award was delivered in the form of RSUs. The approved values converted to a fixed number of RSUs and PSUs using the average daily stock price for the 30 days prior to the conversion date of $16.37 per share. This methodology is used to provide an equity award that takes into account the share price of the Company over the prior 30-day period, as opposed to a single trading day. Once the number of units was determined based on the values previously approved by the Committee, units were granted at the closing price of $15.60 on May 15, 2017, the approved grant date under the Company’s Equity Grant Policy. Awards were determined based on each executive’s performance, criticality of position and relevant employment agreement terms, as applicable.

The 2017 PSUs will be earned or forfeited based on the Company’s performance for the January 1, 2017 to December 31, 2019 period, following the conclusion of such performance period, with 0% to 200% of the units earned tied to the Company’s ROACE performance utilizing a matrix approach, as follows:

1.	Absolute Measure: Three-year average ROACE targeted at 10% over the 2017-2019 time frame:

Threshold	Low Target	Target	Outperform
4.0%	8.0%	10.0%	11.5%

2.	Relative Measure: Three-year average ROACE relative to the KRX targeted at the 50th percentile:

Threshold	Target	Outperform
25th percentile	50th percentile	75th percentile

Actual equity grants awarded to the Company’s NEOs in 2017 are set forth in the table below. As described further in the footnotes below, a significant portion of the stock awards (60% of the total) must be earned based on performance with the potential for an earn-out of 0% to 200% of the target performance restricted units awarded.
GRANT DATE FAIR VALUE OF AWARDS

	2017 Awards
		Time-Based Restricted Stock		Performance-Based Restricted Stock
Executive	Grant Date	Number of Stock Awards	Grant Date Fair Value (1)	Target Number of Units Granted	Grant Date Fair Value: Target (1)	Maximum Number of Units Potentially Earned (2)	Grant Date Fair Value: Maximum (1)
C. Deutsch	5/15/2017	24,740	$385,944	37,111	$578,932	74,222	$1,157,863
D. Kaye	5/15/2017	7,789	121,508	11,683	182,255	23,366	364,510
C. Griffin	5/15/2017	9,774	152,474	14,661	228,712	29,322	457,423
G. Schwartz	5/15/2017	9,774	152,474	14,661	228,712	29,322	457,423
M. Chambers	5/15/2017	6,597	102,913	9,896	154,378	19,792	308,755

(1)	Based upon the closing price on May 15, 2017 of $15.60.

(2)	Maximum units potentially earned are equal to 200% of the target RSUs granted.

On February 7, 2018, the Committee approved the equity value for the awards to be granted on May 15, 2018 at 100% of target awards levels. On February 8, 2018, the Board approved the CEO’s target equity award at 100% of target. Mr. Kaye’s long-term incentive target was increased from 75% in 2017 to 100% in 2018 (offset by a decrease in his 2018 base salary to better align Mr. Kaye’s total compensation opportunity with other executives in similar roles). 2018 equity awards granted in May 2018 will be reported in next year’s CD&A.

Equity Grant Policy

The Company maintains an Equity Grant Policy to ensure that its equity grant practices are administered in strict compliance with the Company’s equity plans, policies and all applicable laws, and specifically to prevent backdating of any equity grant, or changing of the timing of equity grants in relation to public release of material information with the intent of benefiting a grantee under an equity award. The Company’s policy is that equity grants occur on a pre-established day during each calendar quarter after the Company’s financial results for the prior quarter have been publicly disclosed. Accordingly, the grant date for all equity grants is generally the 15th day of the month (or the last business day before the 15th day of the month) following the quarterly Board meeting, unless approved otherwise by the Committee. The grant date shall not precede the date the grant was authorized by the Committee, and the grant date for any new hire shall not precede the employee’s date of hire. In addition, the Policy provides that all awards and award terms are approved by the Committee in advance of the grant date. The Company executives do not have an ability to select a grant date, and the option exercise price is the closing price of the underlying stock on the date of grant. The Company has not granted stock options to Company executives since 2011.

Executive Stock Ownership and Share Retention Guidelines

The Committee implemented executive stock ownership guidelines in July 2008 and has periodically revised these guidelines, including in July of 2017 based upon a comprehensive review and recommendation by FW Cook. The requirements in the guidelines are expressed as a multiple of an executive’s base salary. The Company and the Committee review executive officer stock holdings against the ownership guidelines at least annually. The Company has established ownership guideline multiples of six times base salary for the Company’s CEO and three times base salary for the other NEOs. Executives must attain ownership guidelines within a five-year period.  In addition, executives must hold all of their shares until the ownership guidelines are met, subject to the Committee’s approval of hardship exceptions on an individual basis.

The following table shows the NEOs’ stock ownership relative to the guidelines as of December 31, 2017.

Name	Guideline (multiple of salary)	Status
Mr. Deutsch	6 x Base Salary ($4,050,000)	Meets Requirement
Mr. Kaye	3 x Base Salary ($1,275,000)	Meets Requirement
Mr. Griffin (1)	3 x Base Salary ($1,200,000)	Does Not Meet Requirement
Mr. Schwartz	3 x Base Salary ($1,200,000)	Meets Requirement
Ms. Chambers	3 x Base Salary ($1,080,000)	Meets Requirement
(1) Mr. Griffin joined the Company in May of 2014 and is required to attain minimum guidelines by May 2019.

Based on the beneficial ownership calculation as reported in this Proxy Statement, as of January 30, 2018, the CEO owned 0.89% and other NEOs as a group owned 0.63% of the Company’s common stock.

Role of Compensation, Governance and Executive Committee, Outside Advisers and Management in Compensation Decisions

The Committee, pursuant to its charter, provides management and the Board with guidance on matters of executive and director compensation and related benefits. The Committee meets in executive sessions when discussing both CEO and executive officer performance and specific actions related to CEO and executive officer compensation. The Committee approves all compensation actions with respect to the Company’s CEO, and recommends these actions to the Board of Directors. The Board of Directors then reviews and approves such compensation actions. The Committee approves all compensation actions for the Company’s other executive officers after reviewing the recommendations of the CEO. The Committee relies on management and outside advisers for staff work and technical guidance in conducting its affairs. It retains full authority to engage independent third party advisers, and currently retains FW Cook to conduct independent studies and provide objective advice on executive and director compensation. FW Cook’s primary role with the Company is as adviser to the Committee on executive compensation matters, although it is possible that FW Cook could provide certain advice to the Company generally. In 2017, FW Cook’s services wholly related to Committee matters and no conflicts of interest were noted.

The Company also retains Goodwin Procter LLP for legal services on executive compensation matters, including drafting of legal plan documents. The Company may use other firms from time to time in the normal course of business.

Executive Benefits and Perquisites

NEOs are entitled to a flexible benefit amount to be used for financial products and services including life insurance, financial planning, long-term care insurance and other health and wellness benefits that enable the executives to manage better and balance their personal lives given the amount of time spent at work. The flexible amount is a fixed maximum annual benefit of $65,000 for the CEO, and $20,000 for other NEOs. NEOs are also eligible for an annual physical examination. The full value of all perquisites is reported as income to the individuals and, accordingly, is taxable. The flexible benefit may not be used for any type of personal luxury or entertainment expenditures.

NEOs are also eligible for Company-sponsored benefit programs available broadly to Company employees, including health care, dental and vision benefits, short-term and long-term disability, life insurance, a 401(k) profit sharing plan and the Company’s Employee Stock Purchase Plan.

Employment Agreements and Executive Severance and Change-in-Control Agreements

The Company no longer provides executive change-in-control agreements in the event of a change-in-control of the Company. The Company has grandfathered change-in-control agreements with three of the Company’s NEOs: Ms. Chambers, Mr. Kaye and Mr. Schwartz. Mr. Deutsch has an employment agreement with the Company. These grandfathered change-in-control agreements and the employment agreement for Mr. Deutsch together with the payments and benefits payable to the NEOs in connection with a termination of employment or change-in-control, are discussed in greater detail under “Potential Payments Upon Termination or Change-in-Control.”

Executive Deferred Compensation Plan

The Company offers a deferred compensation plan that enables certain executives, including each of the NEOs, to defer a portion of their income. Amounts deferred are excluded from an executive’s taxable income and are not deductible by the Company until paid. Executives select from a number of mutual funds and the deferred amounts are increased or decreased to correspond to changes in market value of these underlying mutual fund investments. Any increase in value is recognized as compensation expense. The Company maintains a rabbi trust with respect to these obligations. During 2017, no NEOs participated in the deferred compensation plan, but Mr. Schwartz had an outstanding deferred compensation balance of $1.549 million from prior years’ participation as of December 31, 2017.

Tax, Regulatory and Accounting Implications

The Company believes it complies with all tax, regulatory and accounting standards. Furthermore, the Committee will continue to review each element of compensation and take appropriate steps to ensure tax deductibility to the extent permitted under applicable law and to the extent this can be accomplished without sacrificing flexibility and other important objectives of the overall compensation program for its executives.

Compensation, Governance and Executive Committee Report

The Compensation, Governance and Executive Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K promulgated under the Securities Act of 1933, as amended (“Regulation S-K”), with management and, based on this review and discussions, the Committee recommended to the Board that the CD&A be included in the Company’s Proxy Statement.

Submitted by the Compensation, Governance and Executive Committee of the Board:

Deborah F. Kuenstner, Chair
Gloria C. Larson
Joseph C. Guyaux
Luis Antonio Ubiñas
Stephen M. Waters
Lizabeth H. Zlatkus

EXECUTIVE COMPENSATION TABLES
The following tables and footnote disclosures set forth information concerning the compensation paid to or earned by the NEOs, including the CEO, the Chief Financial Officer and the next three most highly compensated executive officers of the Company, who served in such capacities during 2017.
SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)		(f)	(g)		(h)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards Grant Date Fair Value ($)(2)		Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)
Clayton G. Deutsch	2017	$675,000	$—	$964,876	(3)	$1,054,700	$204,535	(5)	$2,899,111
CEO and President	2016	675,000	—	1,043,800		607,500	115,848		2,442,148
	2015	675,000	—	1,015,681		472,500	135,834		2,299,015

David J. Kaye	2017	425,000	—	303,763	(3)	531,250	48,179	(5)	1,308,192
Executive Vice President, Chief Financial and Administrative Officer	2016	425,000	—	328,604		365,000	38,302		1,156,906
	2015	425,000	—	316,294		238,000	38,738		1,018,032

Corey A. Griffin	2017	400,000	—	381,186	(3)	500,000	42,092	(5)	1,323,278
Executive Vice President; and CEO – Wealth Management and Trust Segment	2016	400,000	—	412,360		300,000	27,950		1,140,310
	2015	400,000	—	297,388		224,000	27,950		949,338

George G. Schwartz	2017	400,000	—	381,186	(3)	500,000	46,891	(5)	1,328,077
President, Boston Private Bank & Trust Company, CEO – Private Banking Segment	2016	383,039 (1)		381,434		345,000	42,446		1,151,919

Margaret W. Chambers	2017	360,000	—	257,291	(3)	450,000	46,990	(5)	1,114,281
Executive Vice President, General Counsel and Corporate Secretary	2016	360,000	—	278,352		288,000	39,389		965,741
	2015	360,000	—	267,146		201,600	38,330		867,076

(1)	Mr. Schwartz’s salary increased from $355,000 to $400,000 during the year. The amount reflected represents actual salary paid to Mr. Schwartz in 2016.

(2)
The amounts in column (e) reflect the grant date fair value of the equity awards in accordance with ASC Topic 718, Compensation-Stock Compensation (“ASC 718”) pursuant to the 2009 Amended and Restated Stock Option and Incentive Plan. Information about the assumptions used to value these awards can be found in Part II. Item 8. “Financial Statements and Supplementary Data - Note 18: Employee Benefits” of the Company’s 2017 Annual Report on Form 10-K.

(3)
2017 Stock Awards Grant Date Fair Value data includes performance-restricted stock units which could, based on performance, result in the earn-out of additional units for above target outperformance (and an increase in the grant date fair value, based on the incremental units earned, using the original $15.60 price):

	NEO	Target performance units granted	Maximum units potentially earned	Increase in grant date fair value based on incremental units that may be earned at maximum performance level
	Clayton G. Deutsch	37,111	74,222	$578,932
	David J. Kaye	11,683	23,366	182,255
	Corey A. Griffin	14,661	29,322	228,712
	George G. Schwartz	14,661	29,322	228,712
	Margaret W. Chambers	9,896	19,792	154,378

(4)	The amounts in column (f) reflect the annual incentive awards to the named individuals under the 2015, 2016 and 2017 Annual Executive Incentive Plan.

(5)	All Other Compensation is composed of the following amounts:
	Compensation item	Clayton G. Deutsch	David J. Kaye	Corey A. Griffin	George G. Schwartz	Margaret W. Chambers
	Matching contribution to 401(k) plan	$8,100	$8,100	$8,100	$8,100	$8,100
	Dividends paid on unvested stock grants	143,894	22,303	13,992	15,741	18,890
	Executive medical services	2,150	—	—	3,050	—
	Life insurance premiums	43,099	5,639	—	—	—
	Long-term disability premiums	7,292	—	—	8,974	—
	Long-term care premiums	—	10,412	—		20,000
	Tax and financial planning	—	1,725	20,000	—	—
	Charitable Contributions				11,026
	Total All Other Compensation	$204,535	$48,179	$42,092	$46,891	$46,990

GRANTS OF PLAN-BASED AWARDS

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units #	All Other Option Awards Number of Securities Underlying Options #	Exercise or Base Price of Option Awards ($/unit)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Grant Approved Date	Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
Clayton G. Deutsch	5/15/2017	2/9/2017				9,277	37,111	74,222	24,740	—	$—	$964,876
	2017		$210,938	$843,750	$1,687,500

David J. Kaye	5/15/2017	4/25/2017				2,920	11,683	23,366	7,789	—	—	303,763
	2017		106,250	425,000	850,000

Corey A. Griffin	5/15/2017	4/25/2017				3,665	14,661	29,322	9,774	—	—	381,186
	2017		100,000	400,000	800,000
George G. Schwartz	5/15/2017	4/25/2017				3,665	14,661	29,322	9,774	—	—	381,186
	2017		100,000	400,000	800,000

Margaret W. Chambers	5/15/2017	4/25/2017				2,474	9,896	19,792	6,597	—	—	257,291
	2017		90,000	360,000	720,000

(1)
The amounts shown in column (c) reflect the minimum threshold payment levels, which are 25% of the target amount shown in column (d). The amount shown in column (e) is 200% of the target amount shown in column (d), as may be awarded under the Company’s Executive Bonus Plan.

(2)
The number of units shown in column (f) reflect the minimum threshold number of units, which are 25% of the target amount shown in column (g); the number of units shown in column (h) is 200% of the target amount shown in column (g) as may be awarded under the Company’s 2009 Amended and Restated Stock Option and Incentive Plan. For a description of these awards see “Equity-Based Long-Term Incentives.”

(3)
This column shows the grant date fair value of equity awards in accordance with ASC 718. Information about the assumptions used to value these awards can be found in Part II. Item 8. “Financial Statements and Supplementary Data - Note 18: Employee Benefits” of the Company’s 2017 Annual Report on Form 10-K.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table provides information with respect to holdings of exercisable and unexercisable stock options and unvested time-restricted stock/unit and performance-based restricted stock unit awards held by the NEOs as of December 31, 2017.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)		(j)
	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (1)					Shares or Units of Stock That Have Not Vested			Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested
NEO	(#) Exercisable	(#) Unexercisable	(#) Equity Incentive Plan Awards	Option Exercise Price ($)	Option Expiration Date	Number (#)	Market Value ($) (2)		Number (#)		Market or Payout Value ($) (2)
Clayton G. Deutsch	—	—	—	$—		24,740	$382,233	(3)	37,111	(7)	$573,365
	—	—	—	—		35,777	552,755	(4)	53,666	(8)	829,140
	—	—	—	—		32,685	504,983	(5)	63,014	(9)	973,566
	—	—	—	—					33,829	(10)	522,658

David J. Kaye	20,240	—	—	20.37	5/15/2018	7,789	120,340	(3)	11,683	(7)	180,502
	—	—	—	—		11,263	174,013	(4)	16,895	(8)	261,028
	—	—	—	—		10,178	157,250	(5)	10,535	(10)	162,766

Corey A. Griffin	—	—	—	—		9,774	151,008	(3)	14,661	(7)	226,512
	—	—	—	—		14,134	218,370	(4)	21,201	(8)	327,555
	—	—	—	—		9,570	147,857	(5)	9,905	(10)	153,032
	—	—	—	—		33,200	512,940	(6)	—		—

George G. Schwartz	15,935	—	—	6.42	5/13/2021	9,774	151,008	(3)	14,661	(7)	226,512
	15,505	—	—	7.94	5/14/2020	13,074	201,993	(4)	19,611	(8)	302,990
	3,870	—	—	4.92	6/15/2019	7,624	117,791	(5)	7,891	(10)	121,916
	7,500	—	—	9.03	8/15/2018	—	—		—		—

Margaret W. Chambers	7,500	—	—	9.03	8/15/2018	6,597	101,924	(3)	9,896	(7)	152,893
	11,600	—	—	20.37	5/15/2018	9,541	147,408	(4)	14,311	(8)	221,105
	—	—	—	—		8,597	132,824	(5)	8,898	(10)	137,474

(1)	All securities issued under the Company’s 2004 Stock Option and Incentive Plan, or the Company’s 2009 Amended and Restated Stock Option and Incentive Plan.

(2)
The market value is based on the closing price of the Company’s common stock on December 29, 2017 of $15.45, multiplied by the applicable number of shares/units of restricted stock or performance shares/units.

(3)	This award vests on May 15, 2020.

(4)	This award vests on May 13, 2019.

(5)	This award vests on May 15, 2018.

(6)
This award is a matching restricted award that will vest over a six year period beginning in year four to the extent that Mr. Griffin purchases an equal number of shares of Company stock over the period. The vest date for this award was extended by one year by the Compensation, Governance and Executive Committee due to the BPFH trading window being closed and Mr. Griffin’s inability to purchase shares during a closed window.

(7)
2017 Stock Awards include performance-restricted stock units which could, based on performance for the 2017 - 2019 performance period, result in the earn-out of additional units for above target outperformance as set forth below.

	NEO	Target performance units granted	Maximum units potentially earned
	Clayton G. Deutsch	37,111	74,222
	David J. Kaye	11,683	23,366
	Corey A. Griffin	14,661	29,322
	George G. Schwartz	14,661	29,322
	Margaret W. Chambers	9,896	19,792

(8)
2016 Stock Awards include performance shares which could, based on performance for the 2016 - 2018 performance period, result in the earn-out of additional shares for above target outperformance as set forth below.

	NEO	Target performance shares granted	Maximum shares potentially earned
	Clayton G. Deutsch	53,666	107,332
	David J. Kaye	16,895	33,790
	Corey A. Griffin	21,201	42,402
	George G. Schwartz	19,611	39,222
	Margaret W. Chambers	14,311	28,622

(9)	2014 Retention LTI Stock Award includes performance shares which, based on performance for the 2015 - 2017 performance period, were adjusted down to 69% of the shares granted.
	NEO	Target performance shares granted	Actual shares earned
	Clayton G. Deutsch	91,324	63,014

(10)	2015 Stock Awards include performance shares which, based on performance for the 2015 - 2017 performance period, were adjusted down to 69% of shares granted.
	NEO	Target performance shares granted	Actual shares earned
	Clayton G. Deutsch	49,027	33,829
	David J. Kaye	15,268	10,535
	Corey A. Griffin	14,355	9,905
	George G. Schwartz	11,436	7,891
	Margaret W. Chambers	12,895	8,898

OPTION EXERCISES AND STOCK VESTED
The following table provides information with the respect to stock options exercised and restricted stock awards that vested during 2017.

(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise # (1)	Value Realized on Exercise $	Number of Shares Acquired on Vesting # (1) (2)	Value Realized on Vesting $ (2)
Clayton G. Deutsch	—	$—	90,973	$1,437,444
David J. Kaye	—	—	9,474	147,794
Corey A. Griffin	—	—	5,944	92,726
George G. Schwartz	—	—	6,687	104,317
Margaret W. Chambers	—	—	8,024	125,174

(1)	All securities issued under the Company’s 2009 Amended and Restated Stock Option and Incentive Plan.

(2)
The number and value realized of shares acquired on vesting in 2017 includes the following time-restricted shares with fair value at the vest date, using the closing price on the vest date, as listed below:

	NEO	Total shares granted	Weighted Average Vest Date Fair Value per Share	Value realized on vesting, based on total shares granted
	Clayton G. Deutsch	90,973	$15.80	$1,437,444
	David J. Kaye	9,474	15.60	147,794
	Corey A. Griffin	5,944	15.60	92,726
	George G. Schwartz	6,687	15.60	104,317
	Margaret W. Chambers	8,024	15.60	125,174

NON-QUALIFIED DEFERRED COMPENSATION

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last FY $	Registrant Contributions in Last FY $	Aggregate Earnings in Last FY $	Aggregate Withdrawals/ Distributions $	Aggregate Balance at Last FYE $(1)
George G. Schwartz	$—	$—	$286,759	$—	$1,548,966

(1)	Deferred compensation accounts are deemed invested in mutual funds managed by third party administrators.

Potential Payments Upon Termination or Change-in-Control
Employment Agreement with the Company’s Chief Executive Officer
On June 7, 2010, the Company entered into an employment agreement with its CEO, Mr. Deutsch. In addition to the compensation and benefit arrangements described in detail above, under the terms of the employment agreement, Mr. Deutsch will be eligible to receive certain payments and benefits if his employment is terminated under certain conditions.
If Mr. Deutsch’s employment is terminated by the Company without “cause,” or if Mr. Deutsch terminates his employment for “good reason,” as defined in the applicable employment agreement, he will be entitled to receive the following payments and benefits:

•
subject to signing a general release of claims in favor of the Company, a severance payment equal to two times the sum of (1) his base salary and (2) his target annual bonus, paid out in substantially equal installments in accordance with the Company’s payroll practice over 24 months;

•
time-based restricted stock awards granted to Mr. Deutsch are subject to pro-rated vesting based on the portion of the applicable vesting period completed as of the date of termination, pursuant to the terms of the applicable award agreements;

•
all stock options and other stock-based awards that are subject to performance-based vesting shall vest upon the completion of the performance period to which such award relates. Vesting of these awards shall be pro-rated based on the portion of the applicable performance period completed as of the date of termination; and

•	subject to the co-payment of premium amounts at the active employees’ rate, Mr. Deutsch may continue to participate in the Company’s group health, dental and vision programs for up to 24 months.

The payments described above will immediately cease if Mr. Deutsch breaches certain non-competition, non-solicitation, non-disparagement, confidentiality, third-party agreements and/or cooperation provisions of the his employment agreement.
If Mr. Deutsch’s employment terminates due to death or disability, he would be entitled to receive the following:

•	a portion of his annual bonus for the year of termination pro-rated for the number of days employed during the year to the date of termination;

•	all stock options and other stock-based awards that are subject to time-based vesting only shall vest in full and become exercisable or non-forfeitable as of the date of termination; and

•
all stock options and other stock-based awards that are subject to performance-based vesting will remain eligible to vest based on actual company performance for the applicable performance period. Vesting of such award shall be pro-rated based on the portion of the applicable performance period completed as of the date of termination.

If amounts payable to Mr. Deutsch, whether under his employment agreement or otherwise, give rise to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), he will receive the greater after-tax amount of either (1) the full payment or (2) a reduced payment that does not give rise to the excise tax imposed by Section 4999 of the Code. Under the terms of his employment agreement, Mr. Deutsch will not be entitled to any tax gross-up related to severance payments.

Change-In-Control Agreement with NEOs
The Company has previously entered into change-in-control agreements with its NEOs (other than Mr. Deutsch and Mr. Griffin) that provide for certain payments and other benefits in connection with a “terminating event” that occurs within the two-year period following a change-in-control of the Company. For purposes of these agreements, the term “terminating event” includes the following: (1) a material diminution in the executive’s responsibilities, authority or duties; (2) a material diminution in the executive’s base salary or target annual bonus other than across the board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (3) a material change in the geographic location at which the executive provides services to the Company; or (4) the material breach of the agreement by the Company, as set forth in the agreements. In connection with any such terminating event within the applicable period following a change-in-control, the NEOs will be eligible to receive the following payments and benefits:

•	a lump-sum cash severance payment equal to 2.5 times annual compensation (sum of base salary and average bonus payments for the three most recent taxable years preceding termination);

•	a pro-rated bonus for the fiscal year in which the termination occurs; and

•	accelerated vesting of all outstanding, unvested stock option and stock awards.

Notwithstanding the foregoing, the Company will not be required to make any payment under the agreements to the extent such payment would constitute a parachute payment for purposes of Section 280G of the Code.
Equity Award Agreements
Pursuant to the terms of the Company’s current forms of restricted stock award and stock unit agreements granted to the Company’s NEOs, in the event that an executive’s employment is terminated by the Company without “cause,” (1) a pro-rated number of shares/units of time-based restricted stock will vest, and (2) a pro-rated number of performance shares/units will remain eligible to vest based on actual Company performance for the applicable performance period. In connection with a termination of employment due to an executive’s disability, all outstanding awards of stock options or time-vesting restricted stock will vest and a pro-rated number of performance shares/units will remain eligible to vest based on actual Company performance for the applicable performance period. Termination of employment due to an executive’s death will result in full acceleration of all outstanding time-vesting restricted stock and pro-rata accelerated vesting of all performance based shares/units.
In the event of a change-in-control of the Company in which restricted stock awards are assumed, continued or substituted for new awards, (1) time-based restricted stock awards will vest in the event that the executive’s employment is terminated by the Company or its successor without cause within 24 months following such change-in-control, and (2) the parties to such change-in-control may adjust the performance metrics applicable to any performance share/unit awards. In the event that restricted stock awards are not assumed or continued in a change-in-control or substituted for new awards, then (i) time-based restricted stock awards will vest upon and subject to the occurrence of such change-in-control, and (ii) a pro-rated portion of the performance shares/units will vest.
Executive Severance Plan
A severance plan was put into place to provide for reasonable executive severance, in the event of “without cause” termination. The severance plan allows for a payment of one times base salary, a pro-rated bonus, accelerated vesting of all unvested time-based stock awards on a pro-rata basis (pro-ration on accelerated shares/units is determined using the time period from grant date to the date of separation), pro-rata vesting for performance-based shares/units upon completion of the performance period, and reasonable outplacement costs. Severance benefits are provided in exchange for a general release and non-solicitation of clients and employees.

Retirement Policy

In October 2017, the Committee approved a formal retirement program for all regular employees of the Bank and its subsidiaries. To be eligible to receive benefits under this program, employees must meet certain criteria, including attaining the age of 65 or satisfying the “Rule of 70” at the time of their voluntary separation of employment, providing three (3) months advance notice of their expected retirement date and entering into a retirement agreement with the Company that includes a customary release of claims, non-solicitation and non-disclosure covenants in favor of the Company. The “Rule of 70” means an employee’s age plus continuous years of service at their employer equals 70 or more, with a minimum age of 60. The retirement program benefits include: (a) pro-rata vesting for all equity awards; (b) pro-rata vesting for the annual bonus in the year of retirement; and (c) one-on-one retirement coaching with a focus on health care coaching and life after retirement planning.

The table below sets forth the cash severance, bonus (if any), value of accelerated vesting of equity awards and value of health benefits payable to each NEO in the event of a termination of employment (excluding retirement) without cause, or due to death or disability, a change-in-control of the Company, and a termination of employment following a change-in-control, and assuming, in each case, that the applicable triggering event(s) occurred on December 31, 2017. Estimated equity values in the table below are calculated assuming the closing price of the Company’s stock on December 29, 2017 of $15.45.

Name	Payment/Benefit	Termination without Cause/for Good Reason (1)	Termination due to death or disability (5)	Change-in-Control (no termination)	Termination without Cause/for Good Reason in connection with a Change-in-Control (6)
Clayton G. Deutsch	Cash Severance	$3,037,500	$—	$—	$3,037,500
	Pro-Rated Bonus	—	843,750	—	—
	Accelerated Vesting of Equity (2)	2,052,253	2,671,323	—	2,671,323
	Benefits (3)	29,862	—	—	29,862
	Fringe Benefits (maximum annual cap)	65,000	—	—	65,000
	Total	$5,184,615	$3,515,073	$—	$5,803,685

David J. Kaye	Cash Severance	$425,000	$—	$—	$2,007,708
	Pro-Rated Bonus	531,250	—	—	531,250
	Accelerated Vesting of Equity (1), (4)	642,321	837,002	—	837,002
	Benefits (2)	23,165	—	—	57,913
	Fringe Benefits (maximum annual cap)	20,000	—	—	20,000
	Total	$1,641,736	$837,002	$—	$3,453,873

Corey A. Griffin	Cash Severance	$400,000	$—	$—	$—
	Pro-Rated Bonus	500,000	—	—	—
	Accelerated Vesting of Equity (1), (4)	697,796	935,913	—	935,913
	Benefits (2)	21,578	—	—	—
	Fringe Benefits (maximum annual cap)	20,000	—	—	—
	Total	$1,639,374	$935,913	$—	$935,913

George G. Schwartz	Cash Severance	$400,000	$—	$—	$1,869,833
	Pro-Rated Bonus	500,000	—	—	500,000
	Accelerated Vesting of Equity (1), (4)	609,850	836,702	—	836,702
	Benefits (2)	16,041	—	—	40,103
	Fringe Benefits (maximum annual cap)	20,000	—	—	20,000
	Total	$1,545,891	$836,702	$—	$3,266,638

Margaret W. Chambers	Cash Severance	$360,000	$—	$—	$1,773,000
	Pro-Rated Bonus	450,000	—	—	450,000
	Accelerated Vesting of Equity (1), (4)	543,243	708,098	—	708,098
	Benefits (2)	25,304	—	—	63,261
	Fringe Benefits (maximum annual cap)	20,000	—	—	20,000
	Total	$1,398,547	$708,098	$—	$3,014,359

(1)	Amounts in this column reflect payments due Mr. Deutsch per his Employment Agreement, and payments due all other NEOs as per the Executive Vice President Severance Plan.

(2)
In the event of a change-in-control with no termination all outstanding non-vested grants of time-based restricted stock would vest if the acquiring company elected not to assume or replace the outstanding grants, and all performance shares/units would vest pro-rata based on the number of days from the grant date to the date of the change-in-control.

(3)	Health and dental continuation for two years for Mr. Deutsch and two and a half years for Mr. Kaye, Mr. Schwartz and Ms. Chambers using premium rates at January 1, 2018.

(4)
Performance shares/units pro-rated based on grant date for each performance/vesting cycle. Time-based restricted stock/units are pro-rated (not fully accelerated) upon termination without cause/for good reason and fully accelerated in a change-in-control termination assuming grants not assumed or replaced.

(5)
In the event of termination due to death, the equity awards for all NEOs except for Mr. Deutsch will vest on a pro-rata basis for all performance based awards. Mr. Deutsch’s equity awards will fully vest per his employment agreement.

(6)
Triggering termination of employment includes a termination in connection with a “terminating event,” as defined in the applicable change-in-control agreement for each of Mr. Kaye, Mr. Schwartz and Ms. Chambers.

CEO Pay Ratio
The Company has reviewed the requirements of Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K. Based on this review, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Deutsch, our CEO.
For 2017, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our Company (other than our CEO) was $97,944; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $2,899,111.
Based on this information, for 2017 the ratio of the annual total compensation of Mr. Deutsch, our CEO, to the median of the annual total compensation of all employees was 29.6 to 1.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

•
We determined that, as of October 15, 2017, our employee population, including employees of our consolidated affiliates, consisted of approximately 882 individuals with all of these individuals located in the United States. This population consisted of our full-time, part-time, and temporary employees. We excluded from our employee population any independent contractors or similar workers compensated by an unaffiliated third party who performed services for us during 2017. We also excluded any employee whose employment terminated prior to October 15, 2017.

•
We selected October 15, 2017 as the date upon which we would identify the “median employee” because this date provided a sufficient amount of data and time to allow us to make such identification in a reasonably efficient manner.

•
To identify the “median employee” from our employee population, we compared the amount of salary, wages, tips and overtime pay of our employees as reflected in our payroll records maintained for reporting to the Internal Revenue Service on Form W-2 for 2017. For employees whose compensation is listed on Form K-1 rather than on Form W-2, we compared the amount of base and bonus compensation payments as reflected in our payroll records maintained for reporting to the Internal Revenue Service on Form K-1 for 2017. However, for these employees we excluded any reported profit interest distributions since we attributed these distributions to ownership dividends rather than compensation. If we did not maintain data for the Form K-1 for 2017 as part of our payroll records, we used full-year data from the Form K-1 for 2016 for such employees and prorated such amounts through October 15, 2017.

•
In making this determination, we annualized the compensation of approximately 126 full-time employees who were hired in 2017 but did not work for us for the entire fiscal year. We did not annualize the salary for employees on leave during a portion on 2017 because we estimated the difference between actual pay and annualized pay for these employees to be minimal.

•
We identified our median employee using this compensation measure, which was consistently applied to all of our employees included in the calculation. Because all of our employees are located in the United States, as is our CEO, we did not make any cost-of-living adjustments in identifying the “median employee.”

•
Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $97,944. The difference between such employee’s salary, wages, tips and overtime pay and the employee’s annual total compensation represented the estimated value of the following benefits: company matching contributions to participants in our Section 401(k) employee savings plan, company-provided gift cards, payment for accrued and unused vacation time and wellness benefits.

•	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column (column (h)) of our 2017 Summary Compensation Table included in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions
The Compensation, Governance and Executive Committee is comprised entirely of the following independent directors: Deborah F. Kuenstner, Chair, Gloria C. Larson, Joseph C. Guyaux, Luis Antonio Ubiñas, Stephen M. Waters and Lizabeth H. Zlatkus. No member of the Compensation, Governance and Executive Committee is a current, or was a former, officer or employee of the Company or any of its subsidiaries.
Retirement Age and Term Limit
As previously described in this Proxy Statement, the Company’s Corporate Governance Guidelines provide for term and age limits for directors.
Compensation of Directors
Board Retainer
Directors of the Company who are not full-time employees of the Company or any of its subsidiaries receive compensation under a compensation program effective May 1, 2017 that includes an annual retainer fee of $120,000, of which 50% ($60,000) is payable in cash as a cash retainer and 50% ($60,000) is payable in Company stock as a stock retainer. The non-executive Chair’s supplemental annual retainer fee is $50,000, of which 50%, or $25,000, is paid in cash, for a total cash retainer of $85,000, and 50%, or $25,000, is paid in stock, for a total stock retainer of $85,000. The total Chair retainer is $170,000. Each director can elect to receive up to 100% of the annual cash retainer fee in stock.
Committee Retainers
The annual retainer for Committee Chairs is $10,000. It is assumed that each director will serve on two committees with a supplemental retainer of $10,000 for any director serving on three or more committees.
Stock Ownership Guidelines

Directors receive their stock retainer, and any portion of their cash retainer that is elected to be paid in stock, in shares of the Company’s common stock. These shares are purchased by the Company at fair market value on each of the Company’s quarterly grant dates and deposited in each director’s brokerage account. The Company believes that director stock ownership is important, and has implemented a minimum stock ownership guideline threshold for outside directors equal to five times the annual Board member cash retainer of $60,000, or $300,000 in value. Board members must attain minimum ownership guidelines within a five year period from the date of their initial election. In addition, Board members must hold all of their shares until the ownership guidelines are met, subject to the Compensation, Governance and Executive Committee’s approval of hardship exceptions on an individual basis.

DIRECTOR COMPENSATION PAID IN 2017

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name and Principal Position	Fees Earned or Paid in Cash ($)	Stock Awards ($) (5)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and NQ Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Board of Directors
Mark F. Furlong	$60,000	$60,000	$—	$—	$—	$—	$120,000
Joseph C. Guyaux	60,000	60,000	—	—	—	—	120,000
Deborah F. Kuenstner (1)	55,000	75,000	—	—	—	—	130,000
Gloria C. Larson	60,000	60,000	—	—	—	—	120,000
John Morton III (1), (2)	65,000	60,000	—	—	—	—	125,000
Daniel P. Nolan	—	130,000	—	—	—	—	130,000
Kimberly S. Stevenson	—	130,000	—	—	—	—	130,000
Luis Antonio Ubiñas (3)	8,315	8,315	—	—	—	—	16,630
Stephen M. Waters (1), (4)	85,000	85,000	—	—	—	—	170,000
Donna C. Wells	60,000	60,000	—	—	—	—	120,000
Lizabeth H. Zlatkus (2)	45,000	80,000	—	—	—	—	125,000

(1)
As of December 31, 2017, Ms. Kuenstner had 7,500 exercisable options outstanding, Mr. Waters had 7,500 exercisable stock options outstanding and Mr. Morton has 7,410 exercisable stock options outstanding.

(2)	Mr. Morton chaired the Finance and Audit Committee until April 26, 2017 at which time Ms. Zlatkus took over as Chair of the Audit and Finance Committee.

(3)	Mr. Ubiñas joined the Board on September 11, 2017, and his compensation reflects his pro-rated earnings.

(4)	Non-executive Chair of the Board.

(5)	Represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of awards that were granted to our directors in 2017.

PROPOSAL 2

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the Board of Directors is submitting for shareholder approval, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers as described in this Proxy Statement pursuant to Item 402 of Regulation S-K. As previously disclosed by the Company, the shareholders of the Company previously voted on an advisory, non-binding basis, and the Board of Directors determined, to hold an advisory vote on executive compensation annually.
The resolution that is the subject of this proposal is an advisory, non-binding resolution and will not have any binding legal effect regardless of whether or not it is approved, and may not be construed as overruling a decision by the Company or the Board of Directors or creating or implying any change to the fiduciary duties of the Board. Furthermore, because this advisory, non-binding resolution relates primarily to compensation that has already been paid or contractually committed for the Company’s named executive officers, there is generally no opportunity for the Board to revisit those decisions. However, the Compensation, Governance and Executive Committee intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of the Company’s named executive officers.
The Company’s compensation program is designed to attract, motivate and retain the named executive officers who are critical to the Company’s success by offering a combination of base salary and annual and long-term incentives that are closely aligned with the Company’s annual and long-term performance objectives. Please see the section titled “Compensation Discussion and Analysis” for additional information about the Company’s executive compensation programs.
We believe that the effectiveness of our compensation programs is demonstrated by the accomplishments of management over the last fiscal year as detailed in our discussion in the section titled “Compensation Discussion and Analysis.”
For these reasons, the Board of Directors recommends that shareholders vote in favor of the following resolution:
RESOLVED, that the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, the compensation tables and narrative discussion, be approved.
The Board of Directors unanimously recommends that shareholders vote FOR approval of the compensation of the Company’s named executive officers.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm to perform the audit of the Company’s consolidated financial statements for fiscal year 2018.
Although ratification by shareholders is not required by law or by the Company’s bylaws, the Audit and Finance Committee believes that submission of its selection to shareholders is a matter of good corporate governance. If the shareholders fail to ratify the selection, the Audit and Finance Committee will take that fact into consideration, together with such other factors it deems relevant, in determining whether to retain KPMG as the Company’s independent registered public accounting firm in the future. Even if the selection is ratified, the Audit and Finance Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Committee determines that such change would be in the best interests of the Company and its shareholders.
Representatives of KPMG will be present at the Meeting, will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions from shareholders.
The Audit and Finance Committee reviews audit and non-audit services performed by KPMG, as well as the fees charged by KPMG for such services. In its review of non-audit service fees, the Audit and Finance Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence. Additional information concerning the Audit and Finance Committee and its activities with KPMG can be found in the “Corporate Governance - Committees of the Board and Related Matters” and “Report of the Audit and Finance Committee” sections of this Proxy Statement.
Audit Fees
The following table presents fees for professional audit services rendered by KPMG for the audit of the Company’s annual financial statements for 2017 and 2016, and fees billed for other services rendered by KPMG.

	2017	2016
Audit fees (1)	$1,134,725	$1,103,750
All other fees	—	—
Total fees	$1,134,725	$1,103,750

(1)	Audit fees for 2017 and 2016 include fees billed, or expected to be billed, for the annual audit and quarterly reviews.
KPMG audited the Company’s consolidated financial statements for the year ended December 31, 2017.
In January 2018, the Audit and Finance Committee completed the process to review the appointment of the Company’s independent registered accounting firm and to review compliance with applicable lead audit partner rotational requirements. In the course of the review, the Committee considered, among other things, (1) historical and recent performance on the Company’s audit; (2) tenure as the Company’s independent auditor and familiarity with our operations; (3) the appropriateness of fees; and (4) the auditor’s independence. As a result of this review and following careful deliberation, the Committee has re-appointed KPMG LLP as the Company’s independent registered public accounting firm and as auditors of the Company’s consolidated financial statements for 2018. KPMG LLP has served as the Company’s independent registered public accounting firm since 1987.
Pre-approval Policy and Procedures
Pursuant to the Audit and Finance Committee Charter, all audit and non-audit services provided to the Company by KPMG must be pre-approved by the Audit and Finance Committee; however, this pre-approval requirement is waived with respect to the provision of non-audit services for the Company if the “de minimis” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit and Finance Committee, who shall present a report on all decisions to pre-approve an activity to the full Committee at its first meeting following such decision. The Company’s Internal Audit Policy provides for (a) general pre-approval of audit-related services which do not exceed certain aggregate dollar thresholds approved by the Audit and Finance Committee, and (b) specific pre-approval of all other permitted services and any proposed services which exceed these same dollar thresholds. The Audit and Finance Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services. It may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit related and tax services and the total amount of fees for certain permissible non-audit services classified as “all other fees.”
The Audit and Finance Committee pre-approved the audit fees of KPMG during fiscal 2017.  There were no non-audit fees of KPMG during fiscal 2017.
The Board of Directors unanimously recommends that shareholders vote FOR the ratification of the selection of KPMG as the Company’s independent registered public accounting firm for fiscal year 2018.

REPORT OF THE AUDIT AND FINANCE COMMITTEE
The following is the report of the Audit and Finance Committee with respect to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2017. The Audit and Finance Committee acts under a written charter which specifies the scope of the Audit and Finance Committee’s responsibilities and how it carries out those responsibilities. Each member of the Audit and Finance Committee is listed below and is independent within the definition of the NASDAQ listing standards.
While the Audit and Finance Committee oversees the Company’s financial reporting process for the Board of Directors consistent with its charter, management has primary responsibility for this process, including the Company’s system of internal controls, and for the preparation of the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles. In addition, the Company’s independent registered public accounting firm is responsible for auditing those consolidated financial statements, and not the Audit and Finance Committee.
The Audit and Finance Committee has reviewed and discussed the Company’s December 31, 2017 audited consolidated financial statements with management and with KPMG, the Company’s independent registered public accounting firm. The Audit and Finance Committee also has discussed with KPMG the matters required to be discussed by Auditing Standard No. 1301, Communication with Audit Committees as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit and Finance Committee has also received from KPMG the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence, and has discussed with KPMG its independence from the Company. The Audit and Finance Committee also considers whether KPMG’s provision of non-audit services to the Company is compatible with its independence, if applicable.
Based on the reviews and discussions referred to above, the Audit and Finance Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.
Submitted by the Audit and Finance Committee:

Lizabeth H. Zlatkus, Chair
John Morton III
Mark F. Furlong
Deborah F. Kuenstner
Daniel P. Nolan
The foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the SEC and should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such acts.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2017 regarding shares of common stock that may be issued under the Company’s equity compensation plans including the Company’s 2004 Stock Option and Incentive Plan (the “2004 Plan”), the Company’s Amended and Restated 2009 Stock Option and Incentive Plan (the “2009 Plan”), the Company’s 2010 Inducement Stock Plan, as amended (the “Inducement Plan”), and the Company’s 2001 Employee Stock Purchase Plan (as Amended and Restated as of January 1, 2014) (the “ESPP”).

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders (1)	1,165,780	(3), (4)	$3.35	2,305,159	(5), (6)
Equity compensation plans not approved by security holders (2)	—		$—	127,491

Total	1,165,780		$3.35	2,432,650

(1)	The 2004 Plan, the 2009 Plan, and the ESPP.

(2)
The Inducement Plan. The Company’s Board of Directors approved the Inducement Plan, which has not been approved by the Company’s shareholders. The purpose of the Inducement Plan is to grant equity awards (stock options, restricted stock, restricted stock units, stock appreciation rights and other stock awards) to new employees as an inducement to join the Company.

(3)	Does not include purchase rights accruing under the ESPP because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.

(4)	Includes 747,125 shares of restricted stock that could be issued if certain performance metrics are met.

(5)
Includes 2,414,842 shares available for future issuances under the 2004 Plan and the 2009 Plan and 637,442 shares available under the ESPP, less the incremental shares discussed above in note (4) to this table.

(6)	Includes 63,434 shares issued in January 2018 under the ESPP for the July 1 through December 31, 2017 purchase period.
RELATED PARTY TRANSACTIONS
The Company sends out questionnaires to its directors and officers, and those of its majority or wholly-owned subsidiaries regarding related party transactions. If there are any affirmative responses, the Board reviews them and the terms and conditions of any such transactions. There was one related party transaction disclosed in 2017. Before Jacqueline S. Shoback, who is Executive Vice President, Chief Executive Officer of Emerging Businesses and Client Experience, joined the Company in February 2015, her husband’s company completed several credit facilities totaling approximately $17.6 million. The credit facilities with the Bank were originated prior to Ms. Shoback becoming an employee of the Company and no additional credit facilities have been provided since then. All credit facilities were made in the ordinary course of business under normal credit terms, including interest rates and collateral requirements prevailing at the time of origination for comparable transactions with other persons, and do not represent more than normal credit risk.

OTHER BUSINESS
The Board of Directors is not aware of any other business that may properly come before the Meeting. If any other matters properly come before the Meeting, the proxies will be voted at the discretion of the Proxy Holders.
SOLICITATION OF PROXIES
The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the Company’s regular employees may also solicit proxies personally or by telephone. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares of common stock held of record by them. Such custodians will be reimbursed for their expenses. The Company will pay the expenses of soliciting proxies, including the reasonable charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. The Company’s representatives may solicit proxies by mail, telephone, electronic or facsimile transmission, or personal interview.
SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2019 ANNUAL MEETING
Shareholder proposals intended to be presented at the next annual meeting of shareholders and which are to be considered for inclusion in the Company’s Proxy Statement and form of proxy for that meeting, must be received by the Company on or before November 15, 2018. These proposals must also comply with the rules of the SEC governing the form and content of proposals in order to be included in the Company’s Proxy Statement and form of proxy. Any such proposals should be mailed to: Corporate Secretary, Boston Private Financial Holdings, Inc., Ten Post Office Square, Boston, Massachusetts 02109.
A shareholder of record who wishes to present a proposal at the next annual meeting, other than a proposal to be considered for inclusion in the Company’s Proxy Statement described above, must provide written notice of such proposal and appropriate supporting documentation, as set forth in the Company’s by-laws, to the Company at its principal executive office no earlier than December 20, 2018, nor later than January 19, 2019; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before the first anniversary of the date of the preceding year’s annual meeting (the “Anniversary Date”) or more than 60 days after the Anniversary Date, timely notice by the shareholder must be delivered not earlier than the close of business on the later of (1) the 90th day prior to the scheduled date of such annual meeting or (2) the 10th day following the first date on which the date of such annual meeting is publicly disclosed. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority. Any such proposal should be mailed to: Corporate Secretary, Boston Private Financial Holdings, Inc., Ten Post Office Square, Boston, Massachusetts 02109.

BOSTON PRIVATE

WEALTH ▫ TRUST ▫ PRIVATE BANKING

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF SHAREHOLDERS — APRIL 19, 2018

The undersigned hereby constitute(s) and appoint(s) Margaret W. Chambers and Steven M. Gaven, and each of them, as proxies of the undersigned (the "Proxies"), each with full power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote all of the shares of common stock, par value $1.00, of Boston Private Financial Holdings, Inc. (the "Company"), held of record by the undersigned at the close of business on March 2, 2018 at the Annual Meeting of Shareholders (the "Meeting") to be held at Ten Post Office Square, 2nd Floor, Boston, Massachusetts, 02109, on Thursday, April 19, 2018 at 10:00 a.m., Eastern time, or any adjournments or postponements thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S) AND IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of 2018 Annual Meeting of Shareholders, the Proxy Statement with respect thereto, and the Company's Annual Report on Form 10-K for Fiscal Year 2017, and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

IF VOTING BY MAIL PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board recommends a vote FOR all nominees listed in Proposal 1, and FOR Proposals 2 and 3.

	FOR	WITHHOLD		FOR	WITHHOLD
01 – Clayton G. Deutsch	☐	☐	06 – Daniel P. Nolan	☐	☐
02 – Mark F. Furlong	☐	☐	07 – Kimberly S. Stevenson	☐	☐
03 – Joseph C. Guyaux	☐	☐	08 – Luis Antonio Ubiñas	☐	☐
04 – Deborah F. Kuenstner	☐	☐	09 – Stephen M. Waters	☐	☐
05 – Gloria C. Larson	☐	☐	10 – Lizabeth H. Zlatkus	☐	☐

I plan on attending the meeting ☐

Please sign exactly as your name(s) appear(s) hereon. Where there is more than one holder, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature of Stockholder ____________________ Date ________

Signature of Stockholder ____________________ Date ________

CONTROL NUMBER

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone.

INTERNET

Vote Your Proxy on the Internet:

Go to www.AALvote.com/BPFH

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.